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Exhibit 10.14

OFFICE LEASE

LANDLORD:

SPECTRUM WAPLES STREET, LLC,
a California limited liability company

and

SPECTRUM LAMBERT PLAZA, LLC,
a California limited liability company,
as tenants-in-common

TENANT:

THE WILLDAN GROUP OF COMPANIES,
a California corporation

SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS

        This SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS ("Summary") is hereby incorporated into and made a part of the attached Office Lease which pertains to the Building described in Section 1.4 below. All references in the Lease to the "Lease" shall include this Summary. All references in the Lease to any term defined in this Summary shall have the meaning set forth in this Summary for such term. Any initially capitalized terms used in this Summary and any initially capitalized terms in the Lease which are not otherwise defined in this Summary shall have the meaning given to such terms in the Lease. If there is any inconsistency between the Summary and the Lease, the provisions of the Lease shall control.

1.1	Landlord's Address:	Spectrum Waples Street, LLC and Spectrum Lambert Plaza, LLC
c/o Layton-Belling & Associates
4440 Von Karman Avenue, Suite 150
Newport Beach, California 92660
Attn: Property Management—Metroplex Building
		Telephone:	(949) 833-0400
		Facsimile:	(949) 955-9325
1.2	Tenant's Address:	The Willdan Group of Companies 2401 East Katella Avenue, Suite 300 Anaheim, California 92806 Attn: Roy Gill
		Telephone:	(714) 940-6300
		Facsimile:	(714) 940-4920

        1.3    Site; Project:    The Site consists of the parcel(s) of real property known as the Metroplex Building located at 2401 East Katella Avenue, Anaheim, County of Orange, State of California, as shown on the site plan attached hereto as Exhibit "A" as such area may be expanded or reduced from time to time. The Project includes the Site and all buildings, improvements and facilities, now or subsequently located on the Site from time to time, including, without limitation, the one (1) office building currently located on the Site, as depicted on the site plan attached hereto as Exhibit "A".

        1.4    Building:    A six (6) story office building located on the Site, containing approximately 104,860 rentable square feet, the address of which is 2401 East Katella Avenue, Anaheim, California.

        1.5    Premises:    Those certain premises known as Suite(s) 300, 410, 420 and 440 as generally shown on the floor plans attached hereto as Exhibit "B", comprised of the entire third (3rd) floor and a portion of the fourth (4th) floor of the Building, and containing approximately 31,136 aggregate rentable square feet (27,075 usable square feet), i.e., 18,136 rentable square feet (15,770 usable square feet) on the third (3rd) floor and 13,000 rentable square feet (11,304 usable square feet) on the fourth (4th) floor. Suites 410, 420 and 440 are collectively referred to hereinafter as Suite 450.

        1.6    Term:    Ninety (90) months as to Suite 300 and eighty-four (84) months as to Suite 450, expiring on August 31, 2012 as to Suite 300 and Suite 450.

        1.7    Suite 300 Commencement Date:    March 1, 2005; Suite 450 Commencement Date: September 1, 2005; Expiration Date: August 31, 2012.

        1.8    Monthly Basic Rent:    Upon the commencement of the Term of this Lease as to Suite 300, and on the first day of each month thereafter during the Term of this Lease, Tenant shall pay to

Landlord, in advance and without offset, deduction or demand as Monthly Basic Rent for Suite 300 the following monthly payments:

  Suite 300

Period	Monthly Basic Rent
03/01/2005 - 08/31/2005	$0.00
09/01/2005 - 02/28/2006	$34,458.40
03/01/2006 - 02/29/2008	$35,365.20
03/01/2008 - 02/28/2010	$36,272.00
03/01/2010 - 08/31/2012	$37,178.80

        On the Suite 450 Commencement Date and on the first day of each month thereafter during the remainder of the Term of this Lease, Tenant shall pay to Landlord in advance and without offset, deduction or demand as Monthly Basic Rent for Suite 450 the following monthly payments:

  Suite 450

Period	Monthly Basic Rent
09/01/2005 - 11/30/2005	$6,800.10
12/01/2005 - 02/28/2006	$24,700.00
03/01/2006 - 02/29/2008	$25,350.00
03/01/2008 - 02/28/2010	$26,000.00
03/01/2010 - 08/31/2012	$26,650.00

        1.9    Tenant's Percentage:    As of the Suite 450 Commencement Date, 29.69%, which is the ratio that the rentable square footage of the Premises bears to the rentable square footage of the Building. Accordingly, as more particularly set forth in Section 4 hereof, commencing January 1, 2006, Tenant shall pay to Landlord: (a) 29.69% of the "Operating Expenses" (as defined in Section 4.4) in excess of "Landlord's Contribution to Operating Expenses" (b) 29.69% of Real Property Taxes and Assessments (as defined in Section 4.5) in excess of "Landlord's Contribution" to Real Property Taxes and Assessments; (c) 29.69% of Insurance Costs (as defined in Section 4.6) in excess of "Landlord's Contribution to Insurance Costs;" and (d) 29.69% of Utilities Costs (as defined in Section 4.7) in excess of "Landlord's Contribution to Utilities Costs," Landlord's Contribution being defined in Section 1.10 of the Summary below. Tenant's Percentage is subject to adjustment in accordance with Section 1.3 of the Lease.

        1.10    Landlord's Contribution to Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs:    Tenant's Percentage of Operating Expenses, Insurance Costs and Utilities Costs, respectively, incurred by Landlord during calendar year 2005 (the "Base Year"), adjusted to reflect an assumption that the Project is fully assessed for real property tax purposes as a completed Project ready for occupancy and that the Project is at least ninety-five percent (95%) occupied during such year. Landlord's Contribution to Real Property Taxes and Assessments shall be the Tenant's Percentage of Real Property Taxes and Assessments incurred by Landlord for the period commencing on July 1, 2005 and ending on June 30, 2006.

        1.11    Security Deposit:    $70,211.68 (110% of last months rent)

        1.12    Permitted Use:    General office uses.

        1.13    Brokers:    Cushman & Wakefield representing Landlord.
                                        Julien J. Studley, Inc. representing Tenant.

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        1.14    Interest Rate:    The lesser of: (a) the rate announced from time to time by Wells Fargo Bank or, if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered bank operating in California, as its "prime rate" or "reference rate", plus five percent (5%); or (b) the maximum rate permitted by law.

        1.15    Tenant Improvements:    The tenant improvements installed or to be installed in the Premises as described in the Work Letter Agreement attached hereto as Exhibit "C".

        1.16    Parking:    Based upon a ratio of 4 spaces per 1,000 usable square feet leased, a total of one hundred nine (109) unreserved parking spaces, at no monthly cost during the initial Term, subject, however, to the payment of Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs attributable to the parking areas and to the provisions set forth in Section 6.2. Notwithstanding the foregoing, Tenant shall have the right to convert up to fifteen (15) of Tenant's unreserved parking spaces to covered reserved status at a monthly cost of $12.50 per covered reserved space.. All covered reserved spaces, if any, leased by Tenant pursuant to the preceding sentence shall be located in the parking structure as shown on Exhibit G. in the location depicted on Exhibit "G" attached hereto. No later than May 31, 2005, Tenant shall notify Landlord in writing of the number of covered reserved parking spaces that Tenant desires to lease. If Landlord has not received notice of the number of reserved spaces which Tenant will lease by the close of business on May 31, 2005, or if any portion of the fifteen (15) covered reserved parking spaces allocated to Tenant otherwise remains unused as of May 31, 2005, notwithstanding Exhibit "G", effective as of June 1, 2005, Landlord, at its discretion, shall have the right to relocate any or all of Tenant's unused covered reserved parking spaces to other locations in the parking structure.

        1.17    Business Hours for the Building.    7:00 a.m. to 7:00 p.m., Mondays through Fridays (except Building Holidays) and 9:00 a.m. to 12:00 p.m. on Saturdays (except Building Holidays). "Building Holidays" shall mean New Year's Day, Labor Day, Presidents' Day, Thanksgiving Day, Memorial Day, Independence Day and Christmas Day and such other national holidays as are adopted by Landlord as holidays for the Building. Notwithstanding the foregoing, subject to factors beyond Landlord's control and subject to the other provisions of this Lease, including, without limitation, Sections 4.2, 18, 19 and 27, Tenant shall have access to the Premises and entry access to the Building twenty-four (24) hours per day, seven (7) days per week year round.

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EXHIBITS

EXHIBIT "A"	Site Plan
EXHIBIT "B"	Floor Plan
EXHIBIT "C"	Work Letter Agreement
EXHIBIT "D"	Sample Form of Notice of Lease Term Dates
EXHIBIT "E"	Rules and Regulations
EXHIBIT "F"	Sample Form of Tenant Estoppel Certificate
EXHIBIT "G"	Location of Tenant's Covered Reserved Parking Spaces

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INDEX

Page
Actual Statement	5
ADA	8
Base Year	Summary
Building Common Areas	2
Building Holidays	Summary
Cabling Plan	10
Cabling Work	10
Common Areas	2
Company Vehicles	Exhibit C
Cost Pools	3
days	27
Early Access Period	1
Eligibility Causes	2
Eligibility Period	2
Environmental Law	9
Environmental Permits	9
Estimate Statement	4
Excess Expenses	3
Excess Insurance Costs	3
Excess Real Property Taxes and Assessments	3
Excess Utilities Costs	3
Force Majeure Delays	28. Exhibit C
Hazardous Materials	10
HVAC	13
Indemnified Claims	19
Landlord	1
Landlord Indemnified Parties	9
Lavoie	16
Lease	1
LMJ	16
Monument Sign	9
Moving Allowance	29
Moving Costs	29
Objectionable Name	9
Operating Expenses	3
PCBs	10
Permitted Transfer	15
Permitted Transferee	15
Plans	Exhibit C
Pre-Approved Change	10, 14
Project Common Areas	2
Real Property Taxes and Assessments	4
rent	1
Restoration Notice	20
Sale Notice	29
Standards	Exhibit C
substantially completed	Exhibit C
Summary	Summary
Tenant	1
Tenant Changes	10, 13
Tenant Delays	Exhibit C
Tenant Improvements	Exhibit C
Tenant's Parties	9
Tenant's Percentage	7
The Willdan Group	9
Transfer	15
Transfer Notice	16
Transferee	16
Wires	10

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OFFICE LEASE

        This LEASE, which includes the preceding Summary of Basic Lease Information and Definitions ("Summary") attached hereto and incorporated herein by this reference ("Lease"), is dated for reference purposes only as of the 15th day of October, 2004, by and between SPECTRUM WAPLES STREET, LLC, a California limited liability company, and SPECTRUM LAMBERT PLAZA, LLC, a California limited liability company, as tenants-in-common (collectively, "Landlord"), and THE WILLDAN GROUP OF COMPANIES, a California corporation ("Tenant").

        1.    Premises.

        1.1    Premises.    Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises described in Section 1.5 of the Summary above, improved or to be improved with the Tenant Improvements. Such lease is upon, and subject to, the terms, covenants and conditions herein set forth and each party covenants, as a material part of the consideration for this Lease, to keep and perform their respective obligations under this Lease.

        1.2    Landlord's Reservation of Rights.    Provided Tenant's use of and access to the Premises is not interfered with in an unreasonable manner, and subject to the terms of this Lease, Landlord reserves for itself the right from time to time to install, use, maintain, repair, replace and relocate pipes, ducts, conduits, wires and appurtenant meters and equipment above the ceiling surfaces, below the floor surfaces and within the walls of the Building and the Premises.

        2.    Term.

        2.1    Term; Notice of Lease Dates.    The Term of this Lease as to Suite 300 and Suite 450 shall be for the periods designated in Section 1.6 of the Summary commencing on the Suite 300 Commencement Date or the Suite 450 Commencement Date, and ending on August 31, 2012, unless the Term is sooner terminated as provided in this Lease. Within ten (10) days after Landlord's written request, Tenant shall execute a written confirmation of the basic terms of this Lease in the form of the Notice of Lease Term Dates attached hereto as Exhibit "D". The Notice of Lease Term Dates shall be binding upon Tenant unless Tenant objects thereto in writing within such ten (10) day period.

        2.2    Early Occupancy.    Tenant shall have early access to Suite 300 and Suite 410 on February 15, 2005 and early access to Suites 420 and 440 on August 15, 2005 for purposes of installing Tenant's furniture, fixtures and equipment prior to the Suite 300 Commencement Date or the Suite 450 Commencement Date, as the case may be. Each such period is referred to hereinafter as an "Early Access Period." Each Early Access Period shall be subject to all the terms and conditions of this Lease, including, without limitation, the provisions of Sections 17, 20 and 22, except that Tenant shall not be required to pay rent for the applicable portion of the Premises during an Early Access Period. Tenant shall, however, be liable for the cost of any after hours or above standard usage of services (e.g., electricity, HVAC, and freight elevators) that are provided to Tenant during an Early Access Period. Tenant shall cooperate with Landlord during each Early Access Period so as not to interfere with Landlord in the completion of any improvements to the Premises constructed pursuant to Exhibit "C".

        3.    Rent.

        3.1    Basic Rent.    Tenant agrees to pay Landlord, as basic rent for the Premises, the Monthly Basic Rent in the amounts designated in Section 1.8 of the Summary. Except as otherwise provided in this Lease, the Monthly Basic Rent shall be paid by Tenant for Suite 300 and Suite 450 in monthly installments in the amounts and at the times designated in Section 1.8 of the Summary in advance on the first day of each and every calendar month during the Term as to Suite 300 and Suite 450, without demand, notice, deduction or offset except that the initial installment of Monthly Basic Rent due for Suite 300 and Suite 450 shall be paid upon Tenant's execution and delivery of this Lease to Landlord. Monthly Basic Rent for any partial month shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to the actual number of days in such month.

        3.2    Additional Rent.    All amounts and charges payable by Tenant under this Lease in addition to the Monthly Basic Rent described in Section 3.1 above (including, without limitation, payments for insurance, repairs and parking, and Tenant's Percentage of Operating Expenses, Real Property Taxes

and Assessments, Insurance Costs, and Utilities Costs, respectively, in excess of Landlord's Contribution to Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs as provided in Section 4.3 shall be considered additional rent for the purposes of this Lease, and the word "rent" in this Lease shall include such additional rent unless the context specifically or clearly implies that only the Monthly Basic Rent is referenced. Except as otherwise provided in this Lease, the Monthly Basic Rent and additional rent shall be paid to Landlord as provided in Section 7, without any prior demand therefor and without any deduction or offset whatever, in lawful money of the United States of America.

        3.3    Abatement.    Notwithstanding anything to the contrary contained in this Lease, if Tenant's use of all or a material part of the Premises is materially impaired due to any of the causes identified in subparagraphs (i) through (v) below ("Eligible Causes") and such disruption materially interferes with the conduct of Tenant's business in the Premises for three (3) consecutive business days or twenty (20) days in any calendar year (such three (3) consecutive business day period or twenty (20) day period, as applicable, is referred to herein as the "Eligibility Period"), as any such Eligibility Period may be extended due to Force Majeure Delays (as defined in Section 32.15 of this Lease), then Tenant shall be entitled to an equitable abatement of Monthly Basic Rent and additional rent under this Lease based upon the portion of the Premises affected thereby (provided that if the operation of Tenant's business from the remainder of the Premises not affected thereby is not reasonably practicable under the circumstances and Tenant in fact does not operate for business from the remainder of the Premises, all Monthly Basic Rent and additional rent under this Lease shall be subject to such abatement) from the commencement of the Eligibility Period until the applicable material impairment is cured. As used herein, "Eligible Causes" shall mean (i) an interruption of utility or mechanical services to the Premises, (ii) an inability to access the Premises or parking areas within the Project which Tenant is entitled to use pursuant to this Lease unless resulting from governmental mandate, (iii) entry upon the Premises by Landlord or Landlord's employees, agents or contractors, (iv) repairs, maintenance or other work required to be made to the Premises or Building which are the responsibility of Landlord under this Lease or which otherwise are performed by or on behalf of Landlord, and/or (v) Landlord's failure to conduct repairs, maintenance or other work required to be made to the Premises or Building which are the responsibility of Landlord under this Lease or which otherwise are performed by or on behalf of Landlord. Any impairment of Tenant's use of the Premises resulting from acts or omissions of Tenant or any of Tenant's Parties (as defined in Section 6.4 below) shall not constitute Eligible Causes. The provisions of this Section 3.3 shall not, however, apply in the event of a casualty governed by the provisions of Section 18 below or in the event of a taking or condemnation governed by the provisions of Section 19 below.

        4.    Common Areas; Operating Expenses; Real Property Taxes and Assessments; Insurance Costs and Utilities Costs.

        4.1    Definitions; Tenant's Rights.    During the Term of this Lease, Tenant shall have the non-exclusive right to use, in common with other tenants in the Project, and subject to the Rules and Regulations referred to in Section 6.1 below, those portions of the Project (the "Project Common Areas") not leased or designated for lease to tenants that are provided for use in common by Landlord, Tenant and any other tenants of the Project (or by the sublessees (agents, employees, customers invitees, guests or licensees of any such party), whether or not those areas are open to the general public. The Project Common Areas shall include, without limitation, the parking structure and parking areas (subject to Section 6.2 below), loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas appurtenant to the Building, fixtures, systems, decor, facilities and landscaping contained, maintained or used in connection with those areas, and shall be deemed to include any city sidewalks adjacent to the Project, any pedestrian walkway system, park or other facilities located on the Site and open to the general public.

        The common areas of the Building shall be referred to herein as the "Building Common Areas" and shall include, without limitation, the following areas of the Building: the common entrances, lobbies, restrooms on multi-tenant floors, elevators, stairways and accessways, loading docks, ramps, drives and platforms and any passageways and serviceways thereto to the extent not exclusively serving another tenant or contained within another tenant's premises, and the common pipes, conduits, wires and appurtenant equipment serving the Premises. The Building Common Areas and the Project Common Areas shall be referred to herein collectively as the "Common Areas."

        4.2    Landlord's Reserved Rights.    Landlord reserves the right from time to time to use any of the Common Areas and to do any of the following, as long as such acts do not unreasonably interfere with Tenant's use of or access to the Premises:

  (a)
  expand the Building and construct or alter other buildings or improvements on the Site;

  (b)
  make any changes, additions, improvements, repairs or replacements in or to the Project, the Site, the Common Areas and/or the Building (including the Premises if required to do so by any law or regulation) and the fixtures and equipment thereof, including, without limitation: (i) maintenance, replacement and relocation of pipes, ducts, conduits, wires and meters; and (ii) changes in the location, size, shape and number of driveways, entrances, stairways, elevators, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways, easements and, subject to Section 6.2, parking spaces and parking areas;

  (c)
  provided Tenant has access to the Premises in all non-emergency situations, close temporarily any of the Common Areas while engaged in making repairs, improvements or alterations to the Project, Site and/or Building; and

  (d)
  perform such other acts and make such other changes with respect to the Project, Site, Common Areas and Building, as Landlord may, in the exercise of good faith business judgment, deem to be appropriate.

        4.3    Excess Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs.    In addition to the Monthly Basic Rent required to be paid by Tenant pursuant to Section 3.1 above, during each month during the Term of this Lease (after the Base Year noted in Section 1.10 of the Summary), Tenant shall pay to Landlord the amount by which Tenant's Percentage of Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs for such calendar year exceeds Landlord's Contribution to Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs (such amounts shall be referred to in this Section 4 as the "Excess Expenses, "Excess Real Property Taxes and Assessments," "Excess Insurance Costs," and "Excess Utilities Costs, " respectively"), in the manner and at the times set forth in the following provisions of this Section 4. No reduction in Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, or Utilities Costs after the Base Year will reduce the Monthly Basic Rent payable by Tenant hereunder. Notwithstanding anything to the contrary in this Lease, Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs among different tenants and/or different buildings of the Project (the "Cost Pools"). Such Cost Pools may include, without limitation, office space tenants and retail space tenants in the Project and may be modified to take into account the addition of any additional buildings within the Project. Accordingly, in the event of such allocation into Cost Pools, Tenant's Percentage shall be appropriately adjusted to reflect such allocation. In addition, if Landlord does not furnish a particular service or work (the cost of which, if furnished by Landlord would be included in Operating Expenses, Insurance Costs, Utilities Costs or Real Property Taxes and Assessments) to a tenant (other than Tenant) that has undertaken to perform such service or work in lieu of receiving it from Landlord, then Operating Expenses, Insurance Costs. Utilities Costs or Real Property Taxes and Assessments, as applicable, shall be considered to be increased by an amount equal to the additional Operating Expense, Insurance Costs, Utilities Costs or Real Property Taxes and

Assessments that Landlord would reasonably have incurred had Landlord furnished such service or work to that tenant.

        4.4    Definition of Operating Expenses.    As used in this Lease, the term "Operating Expenses" shall consist of all reasonable and customary costs and expenses of operation, maintenance and repair of the Building and Building Common Areas as determined by standard accounting practices and calculated assuming the Building is at least ninety-five percent (95%) occupied. Operating Expenses include the following costs by way of illustration but not limitation:

  (a)
  any and all assessments imposed with respect to the Building, Common Areas, and/or Site pursuant to any covenants, conditions and restrictions affecting the Site, Common Areas or Building;

  (b)
  costs, levies or assessments resulting from statutes or regulations promulgated by any government authority in connection with the use or occupancy of the Site, Building or the Premises or the parking facilities serving the Site, Building or the Premises;

  (c)
  waste disposal and janitorial services;

  (d)
  security;

  (e)
  costs incurred in the management of the Site, Building and Common Areas, including, without limitation: (1) supplies, (2) wages, salaries, benefits, pension payments, fringe benefits, uniforms and dry-cleaning thereof (and payroll taxes, insurance and similar governmental charges related thereto) of employees at or below the level of Building manager used in the operation and maintenance of the Site, Building and Common Areas, (3) the rental of personal property used by Landlord's personnel in the maintenance, repair and operation of the Project, (4) management office expenses including rent and operating costs, (5) accounting fees, legal fees and real estate consultant's fees, and (6) a management/administrative fee covering Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs, not to exceed three percent (3%) of the annual gross receipts of the Building;

  (f)
  supplies, materials, equipment and tools;

  (g)
  repair and maintenance of the elevators and the structural portions of the Building, including the plumbing, heating, ventilating, air-conditioning and electrical systems installed or furnished by Landlord;

  (h)
  maintenance, costs and upkeep of all parking and Common Areas net of any revenues received from special event parking, if any;

  (i)
  amortization on a straight-line basis over the useful life together with interest at the Interest Rate (as defined in Section 1.14 of the Summary of this Lease) on the unamortized balance of all costs of a capital nature (including, without limitation, capital improvements, capital replacements, capital repairs, capital equipment and capital tools): (1) which actually produce a reduction in operating charges or energy consumption but only to the extent of such reduction; or (2) required after the date of this Lease under any governmental law or regulation that was not applicable to the Building at the time it was originally constructed;

  (j)
  costs and expenses of gardening and landscaping;

  (k)
  maintenance of signs (other than signs of tenants of the Site);

  (l)
  personal property taxes levied on or attributable to personal property used in connection with the Building, the Common Areas and/or the Site; and

  (m)
  costs and expenses of repairs, resurfacing, repairing, maintenance, painting, lighting, cleaning, refuse removal, security and similar items, including appropriate reserves.

        For purposes of determining Landlord's Contribution to Operating Expenses, Operating Expenses shall not include one-time special assessments, charges, costs or fees or extraordinary charges or costs incurred in the Base Year only, including those attributable to boycotts, embargoes, strikes or other shortages of services or supplies or amortized costs relating to capital improvements which would not be included in Operating Expenses after the Base Year. Operating Expenses shall not include Real Property Taxes and Assessments, Insurance Costs or Utilities Costs which shall be separately accounted for.

        4.5    Definition of Real Property Taxes and Assessments.    All Real Property Taxes and Assessments shall be adjusted to reflect an assumption that the Building is fully assessed for real property tax purposes as a completed building(s) ready for occupancy. As used in this Lease, the term "Real Property Taxes and Assessments" shall mean: any form of assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, improvement bond, tax, water and sewer rents and charges, utilities and communications taxes and charges or similar or dissimilar imposition imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, or any other governmental charge, general and special, ordinary and extraordinary, foreseen and unforeseen, which may be assessed against any legal or equitable interest of Landlord in the Premises and the Building, Common Areas or Site, including the following by way of illustration but not limitation:

  (a)
  any tax on Landlord's "right" to rent or "right" to other income from the Premises or as against Landlord's business of leasing the Premises;

  (b)
  any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax including assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of "real property taxes" for the purposes of this Lease; or

  (c)
  any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or other premises in the Building or the rent payable by Tenant hereunder or other tenants of the Building, including, without limitation, any gross receipts tax or excise tax levied by state, city or federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by any tenant of the Building, or any portion thereof but not on Landlord's other operations.

        When calculating Real Property Taxes and Assessments for purposes of establishing Landlord's Contribution to Real Property Taxes and Assessments, Real Property Taxes and Assessments shall not include Real Property Taxes and Assessments attributable to one-time special assessments, charges, costs, or fees arising from modifications or changes in governmental laws or regulations, including, but not limited to the institution of a split tax roll during the Base Year only. Notwithstanding the foregoing provisions of this Section 4.5 above to the contrary, "Real Property Taxes and Assessments" shall not include Landlord's federal or state income, franchise, inheritance or estate taxes.

        4.6    Definition of Insurance Costs.    As used in this Lease, "Insurance Costs" shall mean the cost of insurance obtained by Landlord pursuant to Section 21 (including self-insured amounts and deductibles) for the Building, the Premises and the Tenant Improvements and the costs of such insurance for the Project Common Areas. Insurance Costs shall be calculated assuming the Project and Building are at least ninety-five percent (95%) occupied.

        4.7    Definition of Utilities Costs.    As used in this Lease, "Utilities Costs" shall mean all actual charges for utilities for the Building and the Project Common Areas calculated assuming the Building and Project are at least ninety-five percent (95%) occupied, including but not limited to water, sewer and electricity, and the costs of heating, ventilating and air conditioning and other utilities (but excluding those charges for which tenants are individually responsible) as well as related fees, assessments and surcharges. For purposes of determining Landlord's Contribution with respect to Utilities Costs, Utilities Costs shall not include any one time special charges, costs or fees or any extraordinary charges or costs incurred in the Base Year only, including, without limitation, utility rate increases and other costs arising from extraordinary market circumstances such as by way of example, boycotts, black-outs, brown-outs, the leasing of auxiliary power supply equipment, embargoes, strikes or other shortages of services or fuel (whether or not such shortages are deemed actual or manufactured), or any conservation surcharges, penalties or fines incurred by Landlord.

        4.8    Estimate Statement.    By the first day of April of each calendar year during the Term of this Lease (after the Base Year noted in Section 1.10 of the Summary), Landlord shall deliver to Tenant a statement ("Estimate Statement") estimating the Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs for the current calendar year and the estimated amount of Excess Expenses, Excess Real Property Taxes and Assessments, Excess Insurance Costs, and Excess Utilities Costs payable by Tenant. Landlord shall have the right no more than three (3) times in any calendar year to deliver a revised Estimate Statement showing the Excess Expenses, Excess Real Property Taxes and Assessments, Excess Insurance Costs, and Excess Utilities Costs for such calendar year if Landlord determines that the Excess Expenses, Excess Real Property Taxes and Assessments, Excess Insurance Costs, and/or Excess Utilities Costs are greater than those set forth in the original Estimate Statement (or previously delivered revised Estimate Statement) for such calendar year. The Excess Expenses, Excess Real Property Taxes and Assessments, Excess Insurance Costs, and/or Excess Utilities Costs shown on the Estimate Statement (or revised Estimate Statement, as applicable) shall be divided into twelve (12) equal monthly installments, and Tenant shall pay to Landlord, concurrently with the regular monthly rent payment next due following the receipt of the Estimate Statement (or revised Estimate Statement, as applicable), an amount equal to one (1) monthly installment of such Excess Expenses, Excess Real Property Taxes and Assessments, Excess Insurance Costs, and Excess Utilities Costs multiplied by the number of months from January in the calendar year in which such statement is submitted to the month of such payment, both months inclusive (less any amounts previously paid by Tenant with respect to any previously delivered Estimate Statement or revised Estimate Statement for such calendar year). Subsequent installments shall be paid concurrently with the regular monthly rent payments for the balance of the calendar year and shall continue until the next calendar year's Estimate Statement (or current calendar year's revised Estimate Statement) is received.

        4.9    Actual Statement.    By the first day of April of each succeeding calendar year during the Term of this Lease, Landlord shall deliver to Tenant a statement ("Actual Statement") of the actual Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs and Excess Expenses, Excess Real Property Taxes and Assessments, Excess Insurance Costs, and Excess Utilities Costs for the immediately preceding calendar year. If the Actual Statement reveals that Excess Expenses, Excess Real Property Taxes and Assessments, Excess Insurance Costs, and/or Excess Utilities Costs were over-stated or under-stated in any Estimate Statement (or revised Estimate Statement) previously delivered by Landlord pursuant to Section 4.8 above, then within thirty (30) days after delivery of the Actual Statement, Tenant shall pay to Landlord the amount of any such under-payment, or, Landlord shall credit Tenant against the next monthly rent falling due, the amount of such over-payment, as the case may be. If Excess Expenses, Excess Real Property Taxes and Assessments, Excess Insurance Costs and Utilities Costs were overstated by more than five percent (5%), any credit or refund paid by Landlord to Tenant shall include interest at the Interest Rate for the period commencing January 1 of the calendar year in which the Actual Statement was delivered and ending on the date the Actual Statement is delivered to Tenant. Such obligation will be a continuing one which will survive the expiration or earlier termination of this Lease. Prior to the expiration or sooner termination of the Lease Term and Landlord's acceptance of Tenant's surrender of the Premises, Landlord will have the right to estimate the actual Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs for the then current Lease Year and to collect from Tenant prior to Tenant's surrender of the Premises, Tenant's Percentage of any excess of such actual Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs over the estimated Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs paid by Tenant in such calendar year.

        4.10    No Release.    Any delay or failure by Landlord in delivering any Estimate or Actual Statement pursuant to this Section 4 shall not constitute a waiver of its right to receive Tenant's payment of Excess Expenses, Excess Real Property Taxes and Assessments, Excess Insurance Costs, and Excess Utilities Costs, nor shall it relieve Tenant of its obligations to pay Excess Expenses, Excess Real Property Taxes and Assessments, Excess Insurance Costs, and Excess Utilities Costs pursuant to this Section 4, except that Tenant shall not be obligated to make any payments based on such Estimate or Actual Statement until twenty (20) days after receipt of such statement. Notwithstanding the foregoing, Landlord shall be deemed to have waived its right to receive Tenant's payment of Excess Expenses, Excess Real Property Taxes and Assessments (other than supplemental taxes and assessments which may be billed to Tenant at any time following receipt of a supplemental tax bill from the Orange County Tax Assessor), Excess Insurance Costs, and/or Excess Utilities Costs, if Landlord fails to deliver an Actual Statement, or fails to revise an Actual Statement, within twenty four (24) months after the expiration of the calendar year for which said Actual Statement is due.

        4.11    Exclusions from Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs.    Notwithstanding anything to the contrary contained elsewhere in this Section 4, the following items shall be excluded from Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs, as applicable:

  (a)
  Costs of decorating, redecorating, or special cleaning or other services provided to certain tenants and not provided on a regular basis to all tenants of the Building;

  (b)
  Any charge for depreciation of the Building or equipment and any interest or other financing charge;

  (c)
  Any charge for Landlord's income taxes, excess profit taxes, franchise taxes, or similar taxes on Landlord's business;

  (d)
  All costs relating to activities for the marketing, solicitation, negotiation and execution of leases of space in the Building, including without limitation, costs of tenant improvements;

  (e)
  All costs for which Tenant or any other tenant in the Building is being charged other than pursuant to the operating expense clauses of leases for the Building;

  (f)
  The cost of correcting defects in the construction of the Building or in the building equipment, except that conditions (not occasioned by construction defects) resulting from ordinary wear and tear will not be deemed defects for the purpose of this category;

  (g)
  To the extent Landlord is reimbursed by third parties, the cost of repair made by Landlord because of the total or partial destruction of the Building or the condemnation of a portion of the Building;

  (h)
  The cost of any items for which Landlord is reimbursed by insurance or otherwise compensated by parties other than tenants of the Building pursuant to clauses similar to this paragraph;

  (i)
  The cost of any work or service performed for or facilities furnished to any tenant of the Building to a greater extent or in a manner more favorable to such tenant than that performed for or furnished to Tenant;

  (j)
  The cost of alterations of space in the Building leased to other tenants;

  (k)
  Ground rent or similar payments to a ground lessor;

  (l)
  Legal fees and related expenses incurred by Landlord (together with any damages awarded against Landlord) due to the negligence or willful misconduct of Landlord;

  (m)
  Costs arising from the presence of any Hazardous Materials within, upon or beneath the Project by reason of Landlord's acts;

  (n)
  Costs for acquiring sculpture, paintings or other objects of art in the Building which exceed those typically incurred in other similar first class office buildings in Orange County, California;

  (o)
  Salaries of management personnel to the extent that such persons provide services to properties other than the Building;

  (p)
  All costs associated with leasing space at the Building, including, but not limited to: leasing commissions, attorneys' fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with negotiations for leases with tenants, other occupants or prospective tenants or other occupants of the Building or Project, and similar costs incurred in connection with disputes with and/or enforcement of any leases with tenants, other occupants, or prospective tenants or other occupants of the Building or Project;

  (q)
  Costs of a capital nature, except as specifically provided in this Lease;

  (r)
  Costs or expenses (including fines, penalties and legal fees) incurred due to violation by Landlord, its employees, agents and/or contractors, or any tenant (other than Tenant) or other occupant of the Building or Project, of any terms and conditions (other than by Tenant) of this Lease or of the leases of other tenants in the Building or Project, and/or of any applicable laws, rules, regulations and codes of any federal, state, county, municipal or other governmental authority having jurisdiction over the Building or Project that would not have incurred but for such violation by Landlord, its employees, agents and/or contractors, it being intended that each party shall be responsible for the costs resulting from its own violation of such leases and laws, rules, regulations and codes as same shall pertain to the Building or Project;

  (s)
  Penalties for late payment, including, without limitation, late payment of taxes, rent on equipment leases, etc;

  (t)
  Payments in respect of overhead and/or profit to any subsidiary or affiliate of Landlord, or to any other party, as a result of a non-competitive selection process for services (other than the management fee) on or to the Building or Project, or for goods, supplies or other materials, to the extent that the costs of such services, goods, supplies and/or materials exceed the costs that would have been paid had the services, goods, supplies or materials been provided by parties unaffiliated with Landlord, or by third parties, of similar competence and experience, on a competitive basis;

  (u)
  Rentals and other related expenses, if any, incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except as specifically provided with regard to capital investments in Section 4.4(i) of this Lease;

  (v)
  Costs incurred in installing, operating, maintaining and owning any specialty items or services not normally installed, operated and maintained in buildings comparable to the Building and not necessary for Landlord's operation, repair and maintenance of, and the providing of required services for the Building or the Project and/or any associated parking facilities including, but not limited to, broadcasting facilities (other than the Building's music system, and the life support and security systems), luncheon club, athletic or recreational club, helicopter pad, child-care center, kiosks, promotions, displays, etc;

  (w)
  any bad debt loss, rent loss reserves, or other reserves of any kind;

  (x)
  increases in insurance premiums resulting from decreases in Landlord's deductibles or self insured amounts, or increases in premiums resulting from increases in levels of coverage; provided, however, Landlord may include such premium increases in Insurance Costs so long as Landlord's Contribution to Insurance Costs is likewise increased to reflect higher premiums which would have been incurred as a result of any such changes during the Base Year.

        4.12    Tenant's Percentage.    "Tenant's Percentage" shall mean the percentage set forth in Section 1.9 of the Summary. Tenant's Percentage was calculated by multiplying the number of rentable square feet of the Premises by 100 and dividing the product by the total rentable square feet in the Building. Landlord shall have the right from time to time, in its discretion, to include or exclude existing or future buildings in the Project in the calculation of the total rentable square feet of the Project, for purposes of determining the Building Percentage of Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs and/or the provision of various services and amenities thereto, including equitable allocation of the foregoing in Cost Pools (as described in Section 4.3 above); in such event, Tenant's Percentage shall include such allocation of the Building Percentage of Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs in the calculation of Tenant's Percentage. In addition, if either the rentable square feet of the Premises and/or the Building and other buildings in the Project changes, Tenant's Percentage and/or the Building Percentage shall be appropriately adjusted, and, as to the calendar year in which such change occurs, Tenant's Percentage and/or the Building Percentage for such year shall be determined on the basis of the number of days during such calendar year that each such Tenant's Percentage and/or the Building Percentage was in effect. As used herein the Building Percentage means a fraction, the numerator of which is the rentable square footage of the Building and the denominator of which is the rentable square footage of the Project. Notwithstanding the exercise of Landlord's rights under this Section 4.12, in no event shall Tenant's Percentage be greater than the percentage set forth in Section 1.9 of the Summary unless the Premises is hereafter expanded to include additional space.

        4.13    Audit Rights.    Notwithstanding anything to the contrary contained in this Section 4 or elsewhere in this Lease, if Tenant reasonably disputes any amount set forth in any Actual Statement described above in Section 4.9, Tenant will have the right not later than two (2) years following receipt of an Actual Statement and upon no less than ten (10) days notice to Landlord, to audit Landlord's books and records with respect to the Base Year and one or both of the preceding two (2) calendar years only, at no cost or expense to Landlord, by a party reasonably approved by Landlord. Notwithstanding the foregoing, in no event shall Tenant be entitled to audit the Base Year or any calendar year thereafter more than once during the Term. Tenant's audit shall be limited to an on-site review of Landlord's books and records respecting the accounting for the items comprising Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs. Any audit conducted by or on behalf of Tenant shall be performed at Landlord's office during Landlord's normal business hours and in a manner so as to minimize interference with Landlord's business operations. Landlord shall have no obligation to make photocopies of any of Landlord's ledgers, invoices or other items; however, Tenant shall have the right at Tenant's sole cost and expense to make photocopies of Landlord's ledgers, invoices or other items pertaining to Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs. Pending completion of any such audit, Tenant agrees to pay Landlord any such disputed Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs amounts. The amounts payable under this Section 4.13 by Landlord to Tenant or Tenant to Landlord, as the case may be, will be appropriately adjusted on the basis of such audit, i.e., if Tenant has paid more than Tenant's Percentage of actual Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and/or Utilities Costs, as the case may be, Landlord shall either apply the amount overpaid by Tenant against future installments of Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and/or Utilities Costs or Monthly Basic Rent, as the case may be, or shall refund the amount of such overpayment to Tenant. Notwithstanding the foregoing, in the last year of the Term, Landlord shall refund such overpayment to Tenant. To the extent the audit reveals there is a deficiency between Tenant's Percentage of actual Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and/or Utilities Costs, and the estimated amounts for Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and/or Utilities Costs paid by Tenant during the applicable calendar year, Tenant shall pay the amount of any deficiency to Landlord concurrently with Tenant's delivery of the audit results to Landlord. If such audit discloses an overstatement of Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs in excess of four percent (4%) of the actual total amount thereof for such calendar year, Tenant will receive a credit against Tenant's future obligations (or, if the Term of this Lease has expired, Landlord shall pay Tenant) for the reasonable cost of an audit performed by a third party; otherwise the cost of such audit will be borne by Tenant. To the extent Landlord must pay the cost of such third party audit, such cost shall not exceed a reasonable hourly charge for a reasonable amount of hours spent by such third-party in connection with the audit. In no event shall Landlord be liable for any contingency fee payments to any consultants of Tenant. Tenant agrees to keep, and to cause its accountants, attorneys and employees to keep, all information revealed by any audit of Landlord's books and records strictly confidential and not to disclose any such information or permit any such information to be disclosed to anyone other than Landlord or Tenant's accountants, auditors or attorneys, unless compelled to do so by a court of law or in connection with any litigation between Landlord and Tenant with respect to same. If Landlord disputes the results of any Tenant audit, Landlord shall have the right to initiate an arbitration in accordance with the rules of the American Arbitration Association.

        5.    Security Deposit.    Concurrently with the execution of this Lease, Tenant shall deposit with Landlord the Security Deposit designated in Section 1.11 of the Summary. The Security Deposit shall be held by Landlord as security for the full and faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be performed by Tenant during the Term. If Tenant defaults with respect to any of its obligations under this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any other amount, loss or damage which Landlord may spend, incur or suffer by reason of Tenant's default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant within two (2) weeks following the expiration of the Lease term, provided that Landlord may retain the Security Deposit until such time as any amount due from Tenant in accordance with Section 4 hereof has been determined and paid in full. If Landlord sells its interest in the Building during the Term and if Landlord deposits with the purchaser the Security Deposit (or balance thereof), then, upon such sale, Landlord shall be discharged from any further liability with respect to the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and agrees that the provisions of this Section 5 shall govern the treatment of Tenant's Security Deposit in all respects for this Lease.

        6.    Use.

        6.1    General.    Tenant shall use the Premises solely for the Permitted Use specified in Section 1.12 of the Summary, and shall not use or permit the Premises to be used for any other use or purpose whatsoever without Landlord's consent which shall not be unreasonably withheld, conditioned or delayed. Tenant shall observe and comply with the "Rules and Regulations" attached hereto as Exhibit "E", and all reasonable non-discriminatory modifications thereof and additions thereto from time to time put into effect and furnished to Tenant by Landlord. Landlord shall use commercially reasonable efforts to enforce the Rules and Regulations. Tenant shall, at its sole cost and expense, observe and comply with all requirements of any board of fire underwriters or similar body relating to the Premises, all recorded covenants, conditions and restrictions now or hereafter affecting the Project, and all laws, statutes, codes, rules and regulations now or hereafter in force relating to or affecting the condition, use, occupancy, alteration or improvement of the Premises, including, without limitation, the provisions of Title III of the Americans with Disabilities Act of 1990 ("ADA") but solely as such laws pertain to Tenant's use, occupancy, improvement and alteration of the Premises. Tenant shall not use or allow the Premises to be used (a) in violation of any recorded covenants, conditions and restrictions affecting the Site or of any law or governmental rule or regulation, or of any certificate of occupancy issued for the Premises or Building, or (b) for any unlawful purpose. Tenant shall not do or permit to be done anything which will obstruct or interfere with the rights of other tenants or occupants of the Project or the Building, or injure or annoy them. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, the Building, the Project or the Site, nor commit or suffer to be committed any waste in, on or about the Premises.

        6.2    Parking.

  (a)
  Tenant's Parking Spaces.    During the Term of this Lease, Tenant shall have the right to lease from Landlord, the number of parking spaces specified in Section 1.16 of the Summary hereof for use by Tenant's employees in the common parking areas for the Building within the Project, as designated by Landlord from time to time. Subject to the terms and conditions of Section 1.16, Landlord shall at all times have the right to establish and modify the nature and extent of the parking areas for the Building and Project (including whether such areas shall be surface, underground and/or other structures) as long as Tenant is provided the number and type of parking spaces designated in Section 1.16 of the Summary. In addition, Landlord may, in its sole discretion, assign any unreserved and unassigned parking spaces, and/or make all or a portion of such spaces reserved.

  (b)
  Visitor Parking Charges.    In addition to such parking spaces for use by Tenant's employees, Landlord shall permit access to the parking areas for Tenant's visitors, subject to availability of spaces.

  (c)
  Parking Rules.    The use of the parking areas shall be subject to the Parking Rules and Regulations contained in Exhibit "E"attached hereto and any other reasonable, non-discriminatory rules and regulations adopted by Landlord and/or Landlord's parking operators from time to time. Tenant shall not use more parking spaces than its allotment and shall not use any parking spaces specifically assigned by Landlord to other tenants of the Building or Project or for such other uses as visitor parking. Tenant's parking spaces shall be used only for parking by vehicles no larger than normally sized passenger automobiles or pick-up trucks. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant's employees, suppliers, shippers, customers or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described herein, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost thereof to Tenant, which cost shall be immediately payable by Tenant upon demand by Landlord.

        6.3    Signs and Auctions.    Except for Tenant's name on the directory board in the Building lobby and one identity sign at the entry doors of the Premises (which signs shall be consistent with the Building's signage program and otherwise subject to Landlord's prior written approval), Tenant shall have no right to place any sign upon the Premises, the Building, Site or Project or which can be seen from outside the Premises. Tenant shall have no right to conduct any auction in, on or about the Premises, the Building or Site.

        Notwithstanding the foregoing, subject to (i) Landlord's prior approval of Tenant's sign plans and specifications which approval shall not be unreasonably withheld or delayed, (ii) the sign criteria for the Project, (iii) all covenants, conditions, and restrictions affecting the Project, (iv) the rights of existing tenants, and (v) all applicable laws, rules, regulations and local ordinances, and subject to Tenant obtaining all necessary permits and approvals from the City of Anaheim, California, Tenant shall also have the non-exclusive right, at Tenant's sole cost and expense, to have the name "The Willdan Group" or any other name of Tenant which is not an "Objectionable Name," as defined below, placed on one panel (the "Monument Sign") on the sign pedestal in the Common Area outside the main entry to the Building. Tenant shall be solely responsible for payment of all costs and expenses arising from the Monument Sign, including, without limitation, all design, fabrication and permitting costs, license fees, installation, maintenance, repair and removal costs.

        "Objectionable Name" shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend landlords of comparable buildings in the vicinity of the Building or is in violation of sign rights previously granted to other tenants of the Building.

        Landlord shall maintain and repair the Monument Sign at Tenant's expense. Upon the expiration or earlier termination of this Lease, Landlord shall, at Tenant's sole cost and expense, and after obtaining Tenant's reasonable approval of the bid for such removal, (i) cause Tenant's Monument Sign lettering to be removed from the Common Areas, (ii) except for ordinary wear and tear, repair any damage caused by the removal of the Monument Sign, and (iii) restore the underlying surface of the sign monument to the condition existing prior to the installation of the Monument Sign. Notwithstanding anything to the contrary in this paragraph, if the pedestal upon which the Tenant's Monument Sign is placed is occupied by signs of Landlord and/or other tenants, Tenant shall only be charged a pro rata share of the costs of maintaining and repairing the pedestal based upon the total number of users of said pedestal. The rights granted to the original Tenant hereunder are not assignable separate and apart from this Lease, nor may any right granted herein be separated from this Lease, either by reservation or otherwise.

        6.4    Hazardous Materials.    Tenant will (i) obtain and maintain in full force and effect all Environmental Permits that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises and (ii) be and remain in compliance in all material respects with all terms and conditions of all such Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws applicable to Tenant or the Premises. As used in this Lease, the term "Environmental Law" means any past, present or future federal, state, local or foreign statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials. "Environmental Permits" means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with, any Environmental Law. Except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household cleaning materials (some or all of which may constitute "Hazardous Materials" as defined in this Lease), Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Common Areas or any other portion of the Project by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, "Tenant's Parties"), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Project or any portion thereof by Tenant or any of Tenant's Parties. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord's members, shareholders, partners, officers, directors, employees, agents, successors and assigns (collectively, "Landlord Indemnified Parties") from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project and which are caused or permitted by Tenant or any of Tenant's Parties. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials in the Premises, the Building or any other portion of the Project which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused or permitted by Tenant or any of Tenant's Parties, Landlord shall have the right, but not the obligation, to cause Tenant to immediately take all steps Landlord deems necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Landlord and Landlord's mortgagee(s). At all times during the Term of this Lease, Landlord will have the right, but not the obligation, to enter upon the Premises to inspect, investigate, sample and/or monitor the Premises to determine if Tenant is in compliance with the terms of this Lease regarding Hazardous Materials. Tenant will, upon the request of Landlord or any mortgagee at any time during which Tenant is in default under this Lease, cause to be performed an environmental audit of the Premises at Tenant's expense by an established environmental consulting firm reasonably acceptable to Tenant, Landlord and the mortgagee. As used in this Lease, the term "Hazardous Materials" shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated under any law, statute, ordinance, rule, regulation, order or ruling of any agency of the State, the United States Government or any local governmental authority, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs"), and freon and other chlorofluorocarbons. The provisions of this Section 6.4 will survive the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary in this Section 6.4, in no event shall Tenant be responsible for any costs arising from Hazardous Materials which existed on the Site prior to the date Landlord delivers possession of the Premises to Tenant or for costs arising from Hazardous Materials brought onto the Site or into the Building by anyone other than Tenant, its employees, agents or contractors.

        6.5    Occupancy Level.    Landlord and Tenant acknowledge and agree that based upon the space plan attached to Exhibit "C", the Premises is designed for a maximum occupancy level of one hundred nine (109) persons. Tenant therefore covenants and agrees that the number of persons occupying the Premises shall not exceed one hundred nine (109) persons. If Landlord at any time reasonably determines that more than one hundred nine (109) persons occupy the Premises on a day-to day basis, Landlord shall notify Tenant and Tenant shall have ten (10) business days to either (a) reduce the occupancy level to one hundred nine (109) persons or less or (b) notify Landlord of Tenant's desire to lease additional space in the Building or elsewhere in the Project. If Landlord does not receive notice of Tenant's desire to lease additional space in the Building or the Project within ten (10) business days after the date of Landlord's notice of the violation of the maximum occupancy provision, and if the Premises occupancy level remains in excess of the maximum allocation as of the tenth (10th) business day following the date of Landlord's notice, Tenant shall automatically be deemed in default of this Lease and Landlord shall be entitled to exercise any and all remedies set forth in this Lease or at law or in equity by reason of such default. If Tenant selects option (b), subject to the availability of space in the Building or the Project, the parties shall in good faith, negotiate a proposal to expand the Premises. If no space will be available in the Building or elsewhere in the Project within ninety (90) days after Landlord's receipt of Tenant's request to lease additional space, or if Landlord and Tenant have not reached an agreement with respect to any available expansion space within thirty (30) days after Landlord's receipt of Tenant's request to lease additional space, Tenant shall have an additional ten (10) days to reduce the occupancy level of the Premises to the required maximum. Should Tenant fail to reduce the occupancy level within said additional ten (10) day period, Tenant shall automatically be deemed in default of this Lease and Landlord shall be entitled to exercise any and all remedies set forth in this Lease or at law or in equity by reason of such default.

        6.6    Electrical and Telecommunications Cabling.

  (a)
  Cabling Work.    Subject to the terms and conditions of this Section 6.6 and the provisions of this Lease, Tenant, at its sole cost and expense, shall have the right to install, upgrade, maintain, operate, repair and remove electrical lines and telecommunications conduit and cabling (collectively "Cabling Work"), including telephone conduit ducts, risers and cabling from the existing copper wire telephone point of entry at the Building to the Premises (collectively, the "Wires"), within the Premises and as necessary, in common area portions of the Building outside of the Premises, including within the plenums and risers of the Building. All Wires shall be capped or sealed at each end and at each telecommunications/electrical closet and junction box connection, and shall be clearly labeled with Tenant's name and suite number in all areas of the Building outside of the Premises where Wires are installed. In exercising its rights under this Section 6.6, Tenant shall use a telecommunications contractor reasonably approved by Landlord to complete any Cabling Work and shall comply with all applicable laws, codes, statutes, rules and regulations and shall not interfere with access to, or the use and enjoyment of, the Building, the Common Areas or any other portions of the Project by Landlord and other tenants and occupants of the Building. Tenant shall coordinate all Cabling Work with Landlord so as not to interfere with the business operations of Landlord or any other tenants or occupants of the Building.

  (b)
  Cabling Plans.    Prior to commencing any Cabling Work, Tenant shall submit to Landlord for Landlord's approval, a detailed plan showing the proposed location of any Wires ("Cabling Plan") which shall include a description of the type(s) and quantity of Wires, points of commencement and termination, routing of the Wires and such other information as Landlord may reasonably request. All subsequent changes to the original Cabling Plan shall require Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed and changes occurring after the Commencement Date shall be deemed "Tenant Changes" subject to the provisions of Section 12 of the Lease; provided, however, that in no event shall any Cabling Work be deemed a "Pre-Approved Change" under Section 12.

  (c)
  Landlord May Elect to Either Remove or Keep Wires.    Within thirty (30) days after the expiration or sooner termination of this Lease or at any time that any of the Wires are no longer in active use by Tenant, Landlord may elect by written notice to Tenant to:

  (i)
  Retain all or any portion of any Wires installed by Tenant within the Premises or anywhere in the Building outside the Premises, including, without limitation, the plenums or risers of the Building;

  (ii)
  Remove any or all of the Wires and restore the Premises or the Building, as the case may be, to their condition existing prior to the installation of the Wires ("Wire Restoration Work"). Landlord, at its option, may perform such Wire Restoration Work at Tenant's sole cost and expense, in which event Tenant shall pay the cost of the Wire Restoration Work to Landlord within thirty (30) days after receipt of an invoice therefor from Landlord; or

  (iii)
  Require Tenant to perform all or part of the Wire Restoration Work at Tenant's sole cost and expense.

  (d)
  Compliance with Laws and Discontinuance of Wire Use.    Tenant shall comply with all applicable laws with respect to the Wires, subject to Landlord's right to elect to retain the Wires. If Tenant discontinues the use of all or any part of the Wires or is no longer using all or any part of the Wires, Tenant shall within thirty (30) days thereafter notify Landlord thereof in writing, and such notice shall accompanied by the then current Cabling Plan showing the location of the discontinued Wire(s) to allow Landlord to determine if Landlord desires to retain same.

  (e)
  Condition of Wires.    If Landlord elects to retain any or all of the Wires pursuant to Section 6.6(c)(i) of this Section 6.6, Tenant covenants that:

  (i)
  Tenant shall be the sole owner of the Wires, Tenant shall have the sole right to surrender the Wires, and the Wires shall be free of all liens and encumbrances; and

  (ii)
  All Wires shall be left in good condition, working order, properly labeled and capped or sealed at each end and in each telecommunications/electrical closet and junction box, and in safe condition.

  (f)
  Landlord Retains Security Deposit.    Notwithstanding anything to the contrary in Section 5 of this Lease, Landlord may retain the Security Deposit after the expiration or sooner termination of the Lease until one of the following events has occurred with respect to all of the Wires.

  (i)
  Landlord elects to retain the Wires pursuant to Section 6.6(c)(i);

  (ii)
  Landlord elects to perform the Wire Restoration Work pursuant to Section 6.6(c)(ii) and the Wire Restoration Work is complete and Tenant has fully reimbursed Landlord for all costs related thereto; or

  (iii)
  Landlord elects to require Tenant to perform the Wire Restoration Work pursuant to Section 6.6(c)(iii) and the Wire Restoration Work is complete and Tenant has paid for all costs related thereto.

  (g)
  Application of Security Deposit.    If Tenant fails or refuses to pay all costs of the Wire Restoration Work within thirty (30) days of Tenant's receipt of Landlord's notice requesting Tenant's reimbursement for or payment of such costs or otherwise fails to comply with the provisions of this Section 6.6, Landlord may apply all or any portion of the Security Deposit toward the payment of any costs or expenses relative to the Wire Restoration Work or Tenant's obligations under this Section 6.6. The retention or application of such Security

    Deposit by Landlord pursuant to this Section 6.6(g) does not constitute a limitation on or waiver of Landlord's right to seek further remedy under law or equity.

  (h)
  Survival.    The provisions of this Section 6.6 shall survive the expiration or sooner termination of the Lease.

        7.    Payments and Notices.    All rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the first address designated in Section 1.1 of the Summary, or to such other persons and/or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by nationally recognized overnight courier or express mailing service), facsimile transmission sent by a machine capable of confirming transmission receipt, with a hard copy of such notice delivered no later than one (1) business day after facsimile transmission by another method specified in this Section 7, or by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant at the address(es) designated in Section 1.2 of the Summary, or to Landlord at the address(es) designated in Section 1.1 of the Summary. Either party may, by written notice to the other, specify a different address for notice purposes. Notice given in the foregoing manner shall be deemed given (i) upon confirmed transmission if sent by facsimile transmission, provided such transmission is prior to 5:00 p.m. on a business day (if such transmission is after 5:00 p.m. on a business day or is on a non-business day, such notice will be deemed given on the following business day), (ii) when actually received or refused by the party to whom sent if delivered by a carrier or personally served or (iii) if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt or the expiration of three (3) business days after the day of mailing, whichever first occurs. For purposes of this Section 7, a "business day" is Monday through Friday, excluding holidays observed by the United States Postal Service.

        8.    Brokers.    The parties recognize that the broker(s) who negotiated this Lease are stated in Section 1.13 of the Summary, and agree that Landlord shall be solely responsible for the payment of brokerage commissions to said broker(s) pursuant to the terms of a separate commission agreement, and that Tenant shall have no responsibility therefor unless written provision to the contrary has been made. Each party represents and warrants to the other, that, to its knowledge, no other broker, agent or finder (a) negotiated or was instrumental in negotiating or consummating this Lease on its behalf, and (b) is or might be entitled to a commission or compensation in connection with this Lease. Any broker, agent or finder of Tenant whom Tenant has failed to disclose herein shall be paid by Tenant. Tenant shall indemnify, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) resulting from any breach by Tenant of the foregoing representation, including, without limitation, any claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant herein. Landlord shall indemnify, defend (by counsel reasonably approved in writing by Tenant) and hold Tenant harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) resulting from any breach by Landlord of the foregoing representation, including, without limitation, any claims that may be asserted against Tenant by any broker, agent or finder undisclosed by Landlord herein. The foregoing indemnities shall survive the expiration or earlier termination of this Lease.

        9.    Surrender; Holding Over.

        9.1    Surrender of Premises.    Upon the expiration or sooner termination of this Lease, Tenant shall surrender all keys for the Premises to Landlord, and exclusive possession of the Premises to Landlord broom clean and in first-class condition and repair, reasonable wear and tear excepted (and casualty damage excepted if this Lease is terminated as a result thereof pursuant to Section 18), with all of Tenant's personal property (and those items, if any, of Tenant Changes identified by Landlord pursuant to Section 12.2 below) removed therefrom and all damage caused by such removal repaired, as required pursuant to Sections 12.2 and 12.3 below. If, for any reason, Tenant fails to surrender the Premises on the expiration or earlier termination of this Lease (including upon the expiration of any subsequent tenancy pursuant to Section 9.2 below), with such removal and repair obligations completed, then, in addition to the provisions of Section 9.3 below and Landlord's rights and remedies under Section 12.4 and the other provisions of this Lease, Tenant shall indemnify, protect, defend (by counsel approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) resulting from such failure to surrender, including, without limitation, any claim made by any succeeding tenant based thereon. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

        9.2    Hold Over.    Tenant will not be permitted to hold over possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. If Tenant holds over after the expiration or earlier termination of the Lease Term without the express written consent of Landlord, then, in addition to all other remedies available to Landlord, Tenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Lease so far as applicable (including Tenant's obligation to pay all Excess Expenses, Excess Real Property Taxes and Assessments, Excess Insurance Costs, and Excess Utilities Costs and any other additional rent under this Lease), but at a Monthly Basic Rent equal to one hundred fifty percent (150%) of the Monthly Basic Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination. Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute a consent to a hold over hereunder or result in an extension of this Lease. Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Lease Term with Landlord's express written consent, Tenant shall become a tenant from month-to-month upon the terms and conditions set forth in this Lease (including Tenant's obligation to pay all Excess Expenses, Excess Real Property Taxes and Assessments, Excess Insurance Costs, and Excess Utilities Costs and any other additional rent under this Lease), but at a Monthly Basic Rent equal to one hundred ten percent (110%) of the Monthly Basic Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination during the first thirty (30) days of holdover and commencing on the 31st day of holdover, one hundred fifty percent (150%) of the Monthly Basic Rent applicable to the Premises immediately prior to the date of expiration or earlier termination. Tenant shall pay an entire month's Monthly Basic Rent calculated in accordance with this Section 9.2 for any portion of a month it holds over and remains in possession of the Premises pursuant to this Section 9.2. This Section 9.2 shall not be construed to create any express or implied right to holdover beyond the expiration of the Lease Term or any extension thereof.

        9.3    No Effect on Landlord's Rights.    The foregoing provisions of this Section 9 are in addition to, and do not affect, Landlord's right of re-entry or any other rights of Landlord hereunder or otherwise provided by law or equity.

        10.    Taxes on Tenant's Property.    Tenant shall be liable for, and shall pay before delinquency, all taxes and assessments (real and personal) levied against (a) any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures); and (b) any Tenant Improvements or alterations in the Premises (whether installed and/or paid for by Landlord or Tenant) to the extent such items are assessed at a valuation higher than the valuation at which tenant improvements conforming to the Building's standard tenant improvements are assessed. If any such taxes or assessments are levied against Landlord or Landlord's property, Landlord may, after written notice to Tenant (and under proper protest if requested by Tenant) pay such taxes and assessments, and Tenant shall reimburse Landlord therefor within ten (10) business days after demand by Landlord; provided, however, Tenant, at its sole cost and expense, shall have the right, with Landlord's cooperation, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes and assessments so paid under protest.

        11.    Condition of Premises; Repairs.

        11.1    Condition of Premises.    Tenant acknowledges that, except as otherwise expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building, the Site or the Project or their condition, or with respect to the suitability thereof for the conduct of Tenant's business. Subject to the completion of any punchlist items pursuant to Section 3A of the Work Letter Agreement, the taking of possession of the Premises by Tenant shall conclusively establish that the Project, the Site, the Premises, the Tenant Improvements therein, the Building and the Common Areas were at such time complete and in good, sanitary and satisfactory condition and repair with all work required to be performed by Landlord, if any, pursuant to Exhibit "C" completed and without any obligation on Landlord's part to make any alterations, upgrades or improvements thereto.

        11.2    Landlord's Repair Obligations.    Subject to Sections 18.1 and 18.2 of this Lease, Landlord shall, as part of the Operating Expenses, repair, maintain and replace, as necessary (a) the Building shell and other structural portions of the Building (including the roof and foundations), (b) the basic heating, ventilating, air conditioning ("HVAC"), sprinkler and electrical systems within the Building core and standard conduits, connections and distribution systems thereof within the Premises (but not any above standard improvements installed in the Premises such as, for example, but not by way of limitation, custom lighting, special or supplementary HVAC or plumbing systems or distribution extensions, special or supplemental electrical panels or distribution systems, or kitchen or restroom facilities and appliances to the extent such facilities and appliances are intended for the exclusive use of Tenant), and (c) the Common Areas; provided, however, to the extent such maintenance, repairs or replacements are required as a result of any act, neglect, fault or omission of Tenant or any of Tenant's agents, employees, contractors, licensees or invitees, Tenant shall pay to Landlord, as additional rent, the costs of such maintenance, repairs and replacements. Except as provided in this Lease, Landlord shall not be liable to Tenant for failure to perform any such maintenance, repairs or replacements, unless Landlord shall fail to make such maintenance, repairs or replacements and such failure shall continue for an unreasonable time following written notice from Tenant to Landlord of the need therefor. Without limiting the foregoing, Tenant waives the right to make repairs at Landlord's expense under any law, statute or ordinance now or hereafter in effect (including the provisions of California Civil Code Section 1942 and any successive sections or statutes of a similar nature).

        11.3    Tenant's Repair Obligations.    Except for Landlord's obligations specifically set forth in Sections 11.1, 11.2, 16.1, 18.1 and 19.2 hereof, Tenant shall at all times and at Tenant's sole cost and expense, keep, maintain, clean, repair, preserve and replace, as necessary, the Premises and all parts thereof including, without limitation, all Tenant Improvements, Tenant Changes, all special or supplemental: HVAC systems, electrical systems, pipes and conduits, located within the Premises, all fixtures, furniture and equipment, including, without limitation, all computer, telephone and data cabling and equipment, Tenant's signs, locks, closing devices, security devices, windows, window sashes, casements and frames, floors and floor coverings, shelving, kitchen and/or restroom facilities and appliances located within the Premises to the extent such facilities and appliances are intended for the exclusive use of Tenant, if any, custom lighting, and any alterations, additions and other property located within the Premises in good condition and repair, reasonable wear and tear excepted. Tenant shall replace, at its expense, any and all plate and other glass in and about the Premises which is damaged or broken by Tenant, its employees, contractors, agents or invitees. Such maintenance and repairs shall be performed with due diligence, lien-free and in a first-class and workmanlike manner, by licensed contractor(s) which are selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold or delay. Except as otherwise expressly provided in this

Lease, Landlord shall have no obligation to alter, remodel, improve, repair, renovate, redecorate or paint all or any part of the Premises.

        12.    Alterations.

        12.1    Tenant Changes; Conditions.    After installation of the initial Tenant Improvements for the Premises pursuant to Exhibit "C", Tenant may, at its sole cost and expense, make alterations, additions, improvements and decorations to the Premises (collectively, "Tenant Changes") subject to and upon the following terms and conditions:

  (a)
  Notwithstanding any provision in this Section 12 to the contrary, Tenant is prohibited from making any alterations, additions, improvements or decorations which: (i) affect any area outside the Premises; (ii) affect the Building's structure, equipment, services or systems, or the proper functioning thereof, or Landlord's access thereto; (iii) affect the outside appearance, character or use of the Project, the Building or the Common Areas; (iv) weaken or impair the structural strength of the Building; (v) will violate or require a change in any occupancy certificate applicable to the Premises; or (vi) would trigger a legal requirement which would require Landlord to make any alteration or improvements to the Premises, Building or Project.

  (b)
  Before proceeding with any Tenant Change which is not otherwise prohibited in Section 12.1(a) above, Tenant must first obtain Landlord's written approval thereof (including approval of all plans, specifications and working drawings for such Tenant Change), which approval shall not be unreasonably withheld or delayed. However, Landlord's prior approval shall not be required for any Tenant Change which satisfies the following conditions (hereinafter a "Pre-Approved Change"): (i) the costs of such Tenant Change does not exceed Five Thousand Dollars ($5,000) individually; (ii) the costs of such Tenant Change when aggregated with the costs of all other Tenant Changes made by Tenant during the Term of this Lease do not exceed Twenty Thousand Dollars ($20,000); (iii) Tenant delivers to Landlord final plans, specifications and working drawings for such Tenant Change at least ten (10) days prior to commencement of the work thereof; and (iv) Tenant and such Tenant Change otherwise satisfy all other conditions set forth in this Section 12.1.

  (c)
  After Landlord has approved the Tenant Changes and the plans, specifications and working drawings therefor (or is deemed to have approved the Pre-Approved Changes as set forth in Section 12.1(b) above), Tenant shall: (i) enter into an agreement for the performance of such Tenant Changes with such contractors and subcontractors selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed; (ii) before proceeding with any Tenant Change (including any Pre-Approved Change), provide Landlord with ten (10) days' prior written notice thereof; and (iii) pay to Landlord, within ten (10) days after written demand, the costs of any increased insurance premiums incurred by Landlord to include such Tenant Changes in the fire and extended coverage insurance obtained by Landlord pursuant to Section 21 below. However, Landlord shall be required to include the Tenant Changes under such insurance only to the extent such insurance is actually obtained by Landlord and such Tenant Changes are insurable under such insurance; if such Tenant Changes are not or cannot be included in Landlord's insurance, Tenant shall insure the Tenant Changes under its casualty insurance pursuant to Section 20.1(a) below. In addition, before proceeding with any Tenant Change, Tenant's contractors shall obtain, on behalf of Tenant and at Tenant's sole cost and expense: (a) all necessary governmental permits and approvals for the commencement and completion of such Tenant Change; and (b) a completion and lien indemnity bond, or other surety, satisfactory to Landlord for such Tenant Change. Landlord's approval of any contractor(s) and subcontractor(s) of Tenant shall not release Tenant or any such contractor(s) and/or subcontractor(s) from any liability for any conduct or acts of such contractor(s) and/or subcontractor(s).

  (d)
  Tenant shall pay to Landlord, as additional rent, the reasonable costs of Landlord's engineers and other consultants (but not Landlord's on-site management personnel) for review of all plans, specifications and working drawings for the Tenant Changes, within ten (10) business days after Tenant's receipt of invoices either from Landlord or such consultants. In addition to such costs, Tenant shall pay to Landlord, within ten (10) business days after completion of any Tenant Change, the actual, reasonable costs incurred by Landlord for services rendered by Landlord's management personnel and engineers to coordinate and/or supervise any of the Tenant Changes to the extent such services are provided in excess of or after the normal on-site hours of such engineers and management personnel.

  (e)
  All Tenant Changes shall be performed: (i) in accordance with the approved plans, specifications and working drawings; (ii) lien-free and in a good and workmanlike manner; (iii) in compliance with all laws, rules, regulations of all governmental agencies and authorities including, without limitation, the provisions of the ADA; (iv) in such a manner so as not to unreasonably interfere with the occupancy of any other tenant in the Project or Building, nor impose any additional expense upon nor delay Landlord in the maintenance and operation of the Project or Building; and (v) at such times, in such manner and subject to such rules and regulations as Landlord may from time to time reasonably designate.

  (f)
  Throughout the performance of the Tenant Changes, Tenant shall obtain, or cause its contractors to obtain, workers compensation insurance and general liability insurance in compliance with the provisions of Section 20 of this Lease.

        12.2    Removal of Tenant Changes and Tenant Improvements.    All Tenant Changes and the initial Tenant Improvements in the Premises (whether installed or paid for by Landlord or Tenant), shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term of this Lease; provided, however, Landlord will, by written notice delivered to Tenant at the time Landlord approves the plans for any Tenant Change or is notified of a Pre-Approved Change, identify those items of Tenant Changes, if any, which Landlord shall require Tenant to remove at the end of the Term of this Lease. If Landlord requires Tenant to remove any such items as described above, Tenant shall, at its sole cost, remove the identified items on or before the expiration or sooner termination of this Lease and repair any damage to the Premises caused by such removal (or, at Landlord's option, shall pay to Landlord all of Landlord's costs of such removal and repair). In no event shall Tenant be required to remove any of the Tenant Improvements constructed by Landlord pursuant to Exhibit "C".

        12.3    Removal of Personal Property.    All articles of personal property owned by Tenant or installed by Tenant at its expense in the Premises (including business and trade fixtures, furniture and moveable partitions) shall be, and remain, the property of Tenant, and shall be removed by Tenant from the Premises, at Tenant's sole cost and expense, within five (5) days of the expiration or sooner termination of this Lease. Tenant shall promptly repair any damage caused by such removal.

        12.4    Tenant's Failure to Remove.    If Tenant fails to remove by the expiration or sooner termination of this Lease all of its personal property, or any items of Tenant Changes identified by Landlord for removal pursuant to Section 12.2 above, or if Tenant fails to comply with its obligations under Section 12.3, Landlord may (without liability to Tenant for loss thereof), at Tenant's sole cost and in addition to Landlord's other rights and remedies under this Lease, at law or in equity: (a) remove and store such items in accordance with applicable law; and/or (b) upon ten (10) days' prior notice to Tenant, sell all or any such items at private or public sale for such price as Landlord may obtain as permitted under applicable law. Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including Landlord's attorneys' fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.

        13.    Liens.    Tenant shall not permit any mechanic's, materialmen's or other liens to be filed against all or any part of the Project, the Site, the Building or the Premises, nor against Tenant's leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any other act or omission of Tenant or Tenant's agents, employees, contractors, licensees or invitees. Tenant shall, at Landlord's request, provide Landlord with enforceable, unconditional and final lien releases (and other evidence reasonably requested by Landlord to demonstrate protection from liens) from all persons furnishing labor and/or materials with respect to the Premises. Landlord shall have the right at all reasonable times to post on the Premises and record any notices of non-responsibility which it deems necessary for protection from such liens. If any such liens are filed, Tenant shall, at its sole cost, immediately cause such lien to be released of record or bonded to Landlord's reasonable satisfaction so that it no longer affects title to the Project, the Site, the Building or the Premises. If Tenant fails to cause such lien to be so released or bonded within twenty (20) days after receipt of written notice from Landlord of the filing thereof, Landlord may, without waiving its rights and remedies based on such breach, and without releasing Tenant from any of its obligations, cause such lien to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord within five (5) days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord. NOTICE IS HEREBY GIVEN THAT EXCEPT FOR THE IMPROVEMENTS TO BE CONSTRUCTED BY LANDLORD FOR TENANT PURSUANT TO THE WORK LETTER AGREEMENT, LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES.

        14.    Assignment and Subletting.

        14.1    Restriction on Transfer.    Except as otherwise expressly provided in this Section 14, Tenant shall not, without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold, condition or delay, assign this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, encumbrance, sublease, license or the like shall sometimes be referred to as a "Transfer"). In no event may Tenant encumber this Lease. Any Transfer without Landlord's consent (except for a Permitted Transfer pursuant to Section 14.2 below) shall constitute a default by Tenant under this Lease, and in addition to all of Landlord's other remedies at law, in equity or under this Lease, such Transfer shall be voidable at Landlord's election. In addition, this Lease shall not, nor shall any interest of Tenant herein, be assignable by operation of law without the written consent of Landlord. For purposes of this Section 14, other than with respect to a Permitted Transfer under Section 14.2 and transfers of stock of Tenant if Tenant is a publicly-held corporation and such stock is transferred publicly over a recognized security exchange or over-the-counter market, if Tenant is a corporation, partnership or other entity, any transfer, assignment, encumbrance or hypothecation of fifty percent (50%) or more (individually or in the aggregate) of any stock or other ownership interest in such entity, and/or any transfer, assignment, hypothecation or encumbrance of any controlling ownership or voting interest in such entity, shall be deemed an assignment of this Lease and shall be subject to all of the restrictions and provisions contained in this Section 14. Any change in the amount of stock owned, whether increased or decreased, by the current shareholders of The Willdan Group of Companies shall not be considered a Transfer as defined herein.

        14.2    Permitted Controlled Transfers.    Notwithstanding the provisions of Sections 14.1 above to the contrary, Tenant may assign this Lease or sublet the Premises or any portion thereof (herein, a "Permitted Transfer"), without Landlord's consent and without extending any sublease or termination option to Landlord, to a "Permitted Transferee," i.e., to any corporation or other entity which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant's business as a going concern, provided that: (a) at least twenty (20) days prior to such assignment or sublease, Tenant delivers to Landlord the financial statements and other financial and background information of the assignee or sublessee described in Section 14.3 below; (b) if an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the sublessee of a portion of the Premises or Term assumes, in full, the obligations of Tenant with respect to such portion); and the Guarantor, if any, executes a reaffirmation of its Guaranty in form satisfactory to Landlord; (c) the financial net worth of the assignee or sublessee equals or exceeds that of Tenant as of the date of execution of this Lease; (d) Tenant remains fully liable under this Lease; and (e) the use of the Premises under Article 6 remains unchanged.

        In addition to the foregoing, Tenant shall be entitled to sublease up to 5,000 total rentable square feet of the Premises to Lavoie, McCain & Jarman, a California partnership ("LMJ"), or any successor law firm of which Robert L. Lavoie is a partner or member (LMJ and any such successor law firm being referred to hereinafter as "Lavoie") and as part of the maximum 5,000 rentable square feet, Tenant may also sublease a portion of the Premises to Mai Wells, attorney at law, ("Wells") without Landlord's consent, but subject to the provisions set forth above in this Section 14.2 governing Permitted Transferees. Accordingly, Lavoie and Wells are hereby deemed Permitted Transferees for purposes of this Section 14.

        14.3    Landlord's Options.    If at any time or from time to time during the Term Tenant desires to effect a Transfer, Tenant shall deliver to Landlord written notice ("Transfer Notice") setting forth the terms and provisions of the proposed Transfer and the identity of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as a "Transferee"). Tenant shall also deliver to Landlord with the Transfer Notice, a current financial statement and to the extent available, financial statements for the preceding two (2) years of the Transferee which have been certified or audited by a reputable independent accounting firm acceptable to Landlord, and such other information concerning the business background and financial condition of the proposed Transferee as Landlord may reasonably request. Except with respect to a Permitted Transfer, Landlord shall have the option, exercisable by written notice delivered to Tenant within twenty (20) days after Landlord's receipt of the Transfer Notice, such financial statements and other information, either to approve or disapprove such Transfer, which approval shall not be unreasonably withheld.

        14.4    Additional Conditions; Excess Rent.    If for a Transfer other than a Permitted Transfer Landlord does not exercise its sublease or termination option and instead approves of the proposed Transfer pursuant to Section 14.3(a) above, Tenant may enter into the proposed Transfer with such proposed Transferee subject to the following further conditions:

  (a)
  the Transfer shall be on the same terms set forth in the Transfer Notice delivered to Landlord (if the terms have changed, Tenant must submit a revised Transfer Notice to Landlord and Landlord shall have another twenty (20) days after receipt thereof to make the election in Sections 14.3(a) or 14.3(b) above);

  (b)
  no Transfer shall be valid and no Transferee shall take possession of the Premises until an executed counterpart of the assignment, sublease or other instrument affecting the Transfer has been delivered to Landlord pursuant to which the Transferee shall expressly assume all of Tenant's obligations under this Lease (or with respect to a sublease of a portion of the Premises or for a portion of the Term, all of Tenant's obligations applicable to such portion);

  (c)
  no Transferee shall have a further right to assign, encumber or sublet, except on the terms herein contained; and

  (d)
  fifty percent (50%) of any rent or other economic consideration received by Tenant as a result of such Transfer which exceeds, in the aggregate, (i) the total rent which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased), plus (ii) any reasonable brokerage commissions, attorneys' fees, reasonable tenant improvement costs and rent concessions actually paid by Tenant in connection with such Transfer, shall be paid to Landlord within ten (10) days after receipt thereof as additional rental under this Lease, without affecting or reducing any other obligations of Tenant hereunder.

        14.5    Reasonable Disapproval.    Landlord and Tenant hereby acknowledge that Landlord's disapproval of any proposed Transfer (other than a Permitted Transfer) pursuant to Section 14.3(a) shall be deemed reasonably withheld if based upon any reasonable factor, including, without limitation, any or all of the following factors: (a) the proposed Transferee is an existing tenant of the Project; provided, however, if no space with a rentable area ten percent (10%) greater or ten percent (10%) less than the rentable area of the space being offered by Tenant, is vacant and available for lease in the Building, the proposed Transferee may be an existing tenant of the Building; (b) the proposed Transferee is a governmental entity; (c) the portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and egress; (d) the use of the Premises by the Transferee (i) is not permitted by the use provisions in Section 6 hereof, or (ii) violates any exclusive use granted by Landlord to another tenant in the Building; (e) the Transfer would likely result in significant increase in the use of the parking areas or Common Areas by the Transferee's employees or visitors, and/or significantly increase the demand upon utilities and services to be provided by Landlord to the Premises; (f) the Transferee does not have the financial capability in Landlord's commercially reasonable judgment to fulfill the obligations imposed by the Transfer; or (g) the Transferee is not in Landlord's reasonable opinion of reputable or good character.

        14.6    No Release.    No Transfer shall release Tenant of Tenant's obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. Landlord may require that any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said Transferee, and each sublease shall provide that if Landlord gives said sublessee written notice that Tenant is in default under this Lease, said sublessee will thereafter make all payments due under the sublease directly to or as directed by Landlord, which payments will be credited against any payments due under this Lease. Tenant hereby irrevocably and unconditionally assigns to Landlord all rents and other sums payable under any sublease of the Premises; provided, however, that Landlord hereby grants Tenant a license to collect all such rents and other sums so long as Tenant is not in default under this Lease. Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy there of to Landlord. However, the acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent by Landlord to one Transfer shall not be deemed consent to any subsequent Transfer. In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and by obtaining its or their consent thereto.

        14.7    Administrative and Attorneys' Fees.    If Tenant effects a Transfer or requests the consent of Landlord to any Transfer, then Tenant shall, upon demand, pay Landlord a non-refundable administrative fee of Five Hundred Dollars ($500.00), plus any reasonable attorneys' and paralegal fees and costs incurred by Landlord in connection with such Transfer or request for consent (whether attributable to Landlord's in-house attorneys or paralegals or otherwise) up to a maximum of One Thousand Five Hundred Dollars ($1,500.00) per Transfer or Permitted Transfer. Acceptance of the

$500.00 administrative fee and/or reimbursement of Landlord's attorneys' and paralegal fees shall in no event obligate Landlord to consent to any proposed Transfer.

        15.    Entry by Landlord.    Landlord and its employees and agents shall at all reasonable times have the right to enter the Premises to inspect the same, to supply janitorial service and any other service required to be provided by Landlord to Tenant under this Lease, to exhibit the Premises to prospective lenders or purchasers (or during the last year of the Term, to prospective tenants), to post notices of non-responsibility, and/or to alter, improve or repair the Premises or any other portion of the Building or Project, all without being deemed guilty of or liable for any breach of Landlord's covenant of quiet enjoyment or any eviction of Tenant, and without abatement of rent. In exercising such entry rights, Landlord shall endeavor to minimize, as reasonably practicable, the interference with Tenant's business, and shall provide Tenant with reasonable advance written notice of such entry (except in emergency situations and for scheduled services). For each of the foregoing purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant's vaults and safes, and Landlord shall have the means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, or grounds for any abatement or reduction of rent and Landlord shall not have any liability to Tenant for any damages or losses on account of any such entry by Landlord except, subject to the provisions of Section 22.1, to the extent of Landlord's gross negligence or willful misconduct.

        16.    Utilities and Services.

        16.1    Standard Utilities and Services.    Subject to the terms and conditions of this Lease, and the obligations of Tenant as set forth hereinbelow, Landlord shall furnish or cause to be furnished to the Premises the following utilities and services (Landlord reserves the right to adopt non-discriminatory modifications and additions to the following provisions from time to time):

  (a)
  Landlord shall make the elevator of the Building available for Tenant's non-exclusive use, twenty-four (24) hours per day.

  (b)
  Landlord shall furnish during the Business Hours for the Building specified in Section 1.17 of the Summary, HVAC for the Premises as required in Landlord's judgment for the comfortable and normal occupancy of the Premises. The cost of maintenance and service calls to adjust and regulate the HVAC system shall be charged to Tenant if the need for maintenance work results from either Tenant's adjustment of room thermostats or Tenant's failure to comply with its obligations under this Section 16, including keeping window coverings closed as needed. Such work shall be charged at hourly rates equal to then-current journeyman's wages for HVAC mechanics. If Tenant desires HVAC at any time other than during the Business Hours for the Building, Landlord shall provide such "after-hours" usage after advance reasonable request by Tenant, and Tenant shall pay to Landlord, as additional rent (and not as part of the Operating Expenses) the cost, as fairly determined by Landlord, of such after-hours usage (as well as the cost of any HVAC used by Tenant in excess of what Landlord reasonably considers reasonable or normal), including any minimum hour charges for after-hours requests and any special start-up costs for after-hours services which requires a special start-up (such as late evenings, weekends and holidays). Notwithstanding the foregoing, after-hours HVAC services shall be charged to Tenant at a flat rate of $40.00 per hour during the initial Term.

  (c)
  Landlord shall furnish to the Premises twenty-four (24) hours per day, reasonable quantities of electric current as required in Landlord's judgment for normal lighting and fractional horsepower office business machines. In no event shall Tenant's use of electric current ever exceed the capacity of the feeders to the Building or the risers or wiring installation of the

    Building. Landlord shall also furnish water to the Premises twenty-four (24) hours per day for drinking and lavatory purposes, in such quantities as required in Landlord's judgment for the comfortable and normal use of the Premises. If Tenant requires or consumes water or electrical power in excess of average levels used by other tenants in the Building on a per square foot basis, Landlord may require Tenant to pay to Landlord, as additional rent, the cost as fairly determined by Landlord incurred for such excess usage.

  (d)
  Landlord shall furnish janitorial services to the Premises five (5) days per week pursuant to janitorial and cleaning specifications as may be adopted by Landlord from time to time. No person(s) other than those persons approved by Landlord shall be permitted to enter the Premises for such purposes. Janitor service shall include ordinary dusting and cleaning by the janitor assigned to do such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture, interior window cleaning, coffee or eating area cleaning and other special services. Such additional services may be rendered by Landlord pursuant to written agreement with Tenant as to the extent of such services and the payment of the cost thereof. Janitor service will not be furnished on nights when rooms are occupied after 7:30 p.m. or to rooms which are locked unless a key is furnished to the Landlord for use by the janitorial contractor. Window cleaning shall be done only by Landlord, at such time and frequency as determined by Landlord at Landlord's sole discretion. Tenant shall pay to Landlord the cost of removal of any of Tenant's refuse and rubbish to the extent that the same exceeds the refuse and rubbish usually attendant upon the use of the Premises as offices.

  (e)
  Landlord may provide security service or protection in the Building, in any manner deemed reasonable by Landlord at Landlord's sole discretion, from the Commencement Date throughout the Term. Landlord shall have no liability in connection with the decision whether or not to provide such services and Tenant hereby waives all claims based thereon. Landlord shall not be liable for losses due to theft, vandalism or similar causes.

  (f)
  If Landlord reasonably and in good faith determines that Tenant's use of utilities substantially exceeds that of the majority of tenants of the Building on a per rentable square foot basis, at Landlord's option, Landlord may install water, electricity and/or HVAC meters in the Premises to measure Tenant's consumption of such utilities, including any after-hours and extraordinary usage described above. Tenant shall pay to Landlord, within ten (10) days after demand, the costs of the maintenance and repair of such meter(s).

        The costs of Building services shall be included in Operating Expenses and all charges with respect to utilities shall be included in Utilities Costs as defined in Section 4.7 above. Landlord may, but is not obligated to, provide additional services hereunder; provided, however, that if Landlord does provide such extra services at Tenant's request, Tenant agrees to pay a five percent (5%) administration fee for the provisions of such services.

        16.2    Tenant's Obligations.    Tenant shall cooperate fully at all times with Landlord, and abide by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Building's services and systems. Tenant shall not use any apparatus or device in, upon or about the Premises which may in any way increase the amount of services or utilities usually furnished or supplied to the Premises or other premises in the Building. In addition, Tenant shall not connect any conduit, pipe, apparatus or other device to the Building's water, waste or other supply lines or systems for any purpose. Neither Tenant nor its employees, agents, contractors, licensees or invitees shall at any time enter, adjust, tamper with, touch or otherwise in any manner affect the mechanical installations or facilities of the Building.

        16.3    Failure to Provide Utilities.    Landlord's failure to furnish any of the utilities and services described in Section 16.1 above when such failure is caused by all or any of the following shall not result in any liability of Landlord: (a) accident, breakage or repairs so long as Landlord diligently pursues all necessary repairs; (b) strikes, lockouts or other labor disturbances or labor disputes of any such character; (c) governmental regulation, moratorium or other governmental action; (d) inability, despite the exercise of reasonable diligence, to obtain electricity, water or fuel; or (e) service interruptions or any other unavailability of utilities resulting from causes beyond Landlord's control. In addition, in the event of the failure of any said utilities or services, Tenant shall not be entitled to any abatement or reduction of rent (except as expressly provided in Sections 18.3 and 19.2 if such failure is a result of a damage or taking described therein), no eviction of Tenant shall result, and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease. In the event of any stoppage or interruption of services or utilities, Landlord shall diligently attempt to resume such services or utilities as promptly as practicable.

        17.    Indemnification and Exculpation.

        17.1    Tenant's Assumption of Risk and Waiver.    Subject to the terms of Section 22 and except to the extent such matter is not covered by the insurance required to be maintained by Tenant under this Lease and such matter is attributable to the negligence or willful misconduct of Landlord, Landlord shall not be liable to Tenant, Tenant's employees, agents or invitees for: (i) any damage to property of Tenant, or of others, located in, on or about the Premises, nor for (ii) the loss of or damage to any property of Tenant or of others by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, or (iv) any such damage caused by other tenants or persons in the Premises, occupants of adjacent property of the Project, or the public, or caused by operations in construction of any private, public or quasi-public work. Landlord shall in no event be liable to Tenant for any consequential damages or for loss of revenue or income and Tenant waives any and all claims for any such damages. Notwithstanding anything to the contrary contained in this Section 17.1, all property of Tenant, its agents, employees and invitees kept or stored on the Premises, whether leased or owned by any such parties, shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant's insurance carriers, unless such damage shall be caused by the negligence or willful misconduct of Landlord. Landlord or its agents shall not be liable for interference with the light or other intangible rights.

        17.2    Tenant's Indemnification of Landlord.    Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and the Landlord Indemnified Parties harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including attorneys' fees and court costs (collectively, "Indemnified Claims"), arising or resulting from (a) any occurrence at the Premises following the date Landlord delivers all or any portion of the Premises to Tenant, unless caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors, (b) any act or omission of Tenant or any of Tenant's Parties (as defined in Section 6.4); (c) the use of the Premises and Common Areas and conduct of Tenant's business by Tenant or any of Tenant's Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any of Tenant's Parties, in or about the Premises, the Building or elsewhere in the Project; and/or (d) any default by Tenant of any obligations on Tenant's part to be performed under the terms of this Lease or the terms of any contract or agreement to which Tenant is a party or by which it is bound, affecting this Lease or the Premises. The foregoing indemnification shall include, but not be limited to, any injury to, or death of, any person, or any loss of, or damage to, any property on the Premises, adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy thereof. In case any action or proceeding is brought against Landlord or any Landlord Indemnified Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant's expense by counsel approved in writing by Landlord, which approval shall not be unreasonably withheld.

        17.3    Landlord's Indemnification of Tenant.    Notwithstanding anything to the contrary contained in Section 17.1 or 17.2, Tenant shall not be required to protect, defend, save harmless or indemnify Landlord from any liability for injury, loss, accident or damage to any person resulting from Landlord's negligent acts or omissions or willful misconduct or that of its agents, contractors, servants, employees or licensees, in connection with Landlord's activities on or about the Premises, and subject to the terms of Section 22, Landlord hereby indemnifies and agrees to protect, defend and hold Tenant harmless from and against Indemnified Claims out of Landlord's negligent acts or omissions or willful misconduct or those of its agents, contractors, servants, employees or licensees in connection with Landlord's activities on or about the Premises to the extent that injuries are involved and any default by Landlord of Landlord's obligations under this Lease. Such exclusion from Tenant's indemnity and such agreement by Landlord to so indemnify and hold Tenant harmless are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease to the extent that such policies cover (or, if such policies would have been carried as required, would have covered) the result of negligent acts or omissions or willful misconduct of Landlord or those of its agents, contractors, servants, employees or licensees; provided, however, the provisions of this sentence shall in no way be construed to imply the availability of any double or duplicate coverage.

        17.4    Survival; No Release of Insurers.    The indemnification obligations under Sections 17.2 and 17.3 shall survive the expiration or earlier termination of this Lease. Landlord's and Tenant's covenants, agreements and indemnification in Sections 17.1, 17.2 and 17.3 above are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord and Tenant pursuant to the provisions of this Lease. Landlord's and Tenant's indemnification obligations hereunder may or may not be coverable by insurance, but the failure of either Landlord or Tenant to carry insurance covering the indemnification obligation shall not limit their indemnity obligations hereunder.

        18.    Damage or Destruction.

        18.1    Landlord's Rights and Obligations.    In the event the Premises or any part of the Building is damaged by fire or other casualty to an extent not exceeding twenty-five percent (25%) of the full replacement cost thereof, and Landlord's contractor estimates in a writing delivered to the parties that the damage thereto is such that the Building and/or Premises may be repaired, reconstructed or restored to substantially its condition immediately prior to such damage within one hundred twenty (120) days from the date of such casualty, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs, reconstruction and restoration exclusive of deductible amounts (including proceeds from Tenant and/or Tenant's insurance which Tenant is required to deliver to Landlord pursuant to Section 18.2 below), then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect. If, however, the Premises or any other part of the Building is damaged to an extent exceeding twenty-five percent (25%) of the full replacement cost thereof, or Landlord's contractor estimates that such work of repair, reconstruction and restoration will require longer than one hundred twenty (120) days to complete, or Landlord will not receive insurance proceeds (and/or proceeds from Tenant, as applicable) sufficient to cover the costs of such repairs, reconstruction and restoration (exclusive of deductible amounts), then Landlord may elect to either:

  (a)
  repair, reconstruct and restore the portion of the Building and Premises damaged by such casualty (including the Tenant Improvements and, to the extent of insurance proceeds received from Tenant, Tenant Changes), in which case this Lease shall continue in full force and effect; or

  (b)
  terminate this Lease effective as of the date which is thirty (30) days after Tenant's receipt of Landlord's election to so terminate.

        Under any of the conditions of this Section 18.1, Landlord shall give written notice to Tenant of its intention to repair or terminate within the later of sixty (60) days after the occurrence of such casualty, or fifteen (15) days after Landlord's receipt of the estimate from Landlord's contractor or as applicable, thirty (30) days after Landlord receives approval from Landlord's lender to rebuild.

        18.2    Tenant's Costs and Insurance Proceeds.    In the event of any damage or destruction of all or any part of the Premises, Tenant shall immediately: (a) notify Landlord thereof; and (b) deliver to Landlord all insurance proceeds received by Tenant with respect to the Tenant Improvements and Tenant Changes in the Premises (excluding proceeds for Tenant's furniture and other personal property), whether or not this Lease is terminated as permitted in this Section 18, and Tenant hereby assigns to Landlord all rights to receive such insurance proceeds. If, for any reason (including Tenant's failure to obtain insurance for the full replacement cost of any Tenant Changes which Tenant is required to insure pursuant to Sections 12.1(c) and/or 20.1(a) hereof), Tenant fails to receive insurance proceeds covering the full replacement cost of such Tenant Changes which are damaged, Tenant shall be deemed to have self-insured the replacement cost of such Tenant Changes, and upon any damage or destruction thereto, Tenant shall immediately pay to Landlord the full replacement cost of such items, less any insurance proceeds actually received by Landlord from Landlord's or Tenant's insurance with respect to such items.

        18.3    Abatement of Rent.    In the event that as a result of any such damage, repair, reconstruction and/or restoration of the Premises or the Building, Tenant is prevented from using, and does not use, the Premises or any portion thereof, pursuant to the requirements of Landlord or the City and/or County in which the Premises are located, then the rent shall be abated or reduced, as the case may be, during the period that Tenant continues to be so prevented from using and does not use the Premises or portion thereof, in the proportion that the Rentable Square Feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total Rentable Square Feet of the Premises. Notwithstanding the foregoing to the contrary, if the damage is due to the negligence or willful misconduct of Tenant or any of Tenant's Parties, there shall be no abatement of rent. Except for abatement of rent as provided hereinabove, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant's business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration.

        18.4    Inability to Complete.    Notwithstanding anything to the contrary contained in this Section 18, in the event Landlord is obligated or elects to repair, reconstruct and/or restore the damaged portion of the Building or Premises pursuant to Section 18.1 above, but is delayed from completing such repair, reconstruction and/or restoration beyond the date which is six (6) months after the date estimated by Landlord's contractor for completion thereof pursuant to Section 18.1, by reason of any causes beyond the reasonable control of Landlord (including, without limitation, delays due to Force Majeure events as defined in Section 32.15, and delays caused by Tenant or any of Tenant's Parties), then Landlord may elect to terminate this Lease upon thirty (30) days' prior written notice to Tenant.

        18.5    Damage Near End of Term.    In addition to its termination rights in Sections 18.1 and 18.4 above, Landlord shall have the right to terminate this Lease if any damage to the Building or Premises occurs during the last twelve (12) months of the Term of this Lease and Landlord's contractor estimates in a writing delivered to the parties that the repair, reconstruction or restoration of such damage cannot be completed within the earlier of (a) the scheduled expiration date of the Lease Term, or (b) sixty (60) days after the date of such casualty.

        18.6    Tenant's Termination Rights.    Notwithstanding anything to the contrary in this Section 18, Tenant may elect to terminate this Lease if (i) the damage or destruction occurs during the last twelve (12) months of the Term or (ii) for reasons other than delays caused by Tenant, the Premises are not, or cannot reasonably be, substantially restored within one hundred eighty (180) days from the date of the casualty. The determination as to the time required to restore the Premises following a casualty shall be made by Landlord in its sole, but commercially reasonable discretion. Unless Landlord exercises its right to terminate this Lease as provided above, Landlord shall notify Tenant of the estimated restoration period ("Restoration Notice") within sixty (60) days following the date of the casualty. If the estimated restoration period exceeds one hundred eighty (180) days from the date of the casualty, Tenant shall have the right to terminate this Lease upon notice to Landlord given within ten (10) days following Tenant's receipt of the Restoration Notice. If Tenant fails to terminate the Lease within said ten (10) day period, Tenant shall be deemed to have elected to continue this Lease in full force and effect. However, if subsequent to the Restoration Notice, the Premises have not been substantially restored as of the two hundred tenth (210th) day following the date of the casualty for reasons other than delays caused by Tenant, Tenant may terminate this Lease upon thirty (30) days' written notice to Landlord. Should Landlord thereafter complete the restoration of the Premises within thirty (30) days after receipt of Tenant's termination notice, Tenant's termination notice shall automatically be deemed null, void and rescinded as if it had never been sent, and this Lease shall continue in full force and effect.

        18.7    Waiver of Termination Right.    This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 (and any successor statutes thereof permitting the parties to terminate this Lease as a result of any damage or destruction).

        19.    Eminent Domain.

        19.1    Substantial Taking.    Subject to the provisions of Section 19.4 below in case the whole of the Premises, or such part thereof as shall substantially interfere with Tenant's use and occupancy of the Premises as reasonably determined by Landlord, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Landlord, subject to space availability, shall have the right to relocate Tenant to comparable space within the Project, and if no such space is then available, Landlord shall notify Tenant and either party shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority.

        19.2    Partial Taking; Abatement of Rent.    In the event of a taking of a portion of the Premises which does not substantially interfere with the conduct of Tenant's business, then, except as otherwise provided in the immediately following sentence, neither party shall have the right to terminate this Lease and Landlord shall thereafter proceed to make a functional unit of the remaining portion of the Premises (but only to the extent Landlord receives proceeds therefor from the condemning authority), and rent shall be abated with respect to the part of the Premises which Tenant shall be so deprived on account of such taking. Notwithstanding the immediately preceding sentence to the contrary, if any part of the Building or the Site shall be taken (whether or not such taking substantially interferes with Tenant's use of the Premises), Landlord may terminate this Lease upon thirty (30) days' prior written notice to Tenant as long as Landlord also terminates leases of other tenants leasing comparably sized space within the Building for comparable lease terms.

        19.3    Condemnation Award.    Subject to the provisions of Section 19.4 below, in connection with any taking of the Premises or Building, Landlord shall be entitled to receive the entire amount of any award which may be made or given in such taking or condemnation, without deduction or apportionment for any estate or interest of Tenant, it being expressly understood and agreed by Tenant that no portion of any such award shall be allowed or paid to Tenant for any so-called bonus or excess value of this Lease, and such bonus or excess value shall be the sole property of Landlord. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking (including any claim for bonus or excess value of this Lease); provided, however, if any portion of the Premises is taken, Tenant shall be granted the right to recover from the condemning authority

(but not from Landlord) any compensation as may be separately awarded or recoverable by Tenant for the taking of Tenant's furniture, fixtures, equipment and other personal property within the Premises, for Tenant's relocation expenses, the unamortized cost of any Tenant Changes installed by or on behalf of Tenant at Tenant's sole cost and expense, and for any loss of goodwill or other damage to Tenant's business by reason of such taking.

        19.4    Temporary Taking.    In the event of a taking of the Premises or any part thereof for temporary use, (a) this Lease shall be and remain unaffected thereby and rent shall not abate, and (b) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall perform its obligations under Section 9 with respect to surrender of the Premises and shall pay to Landlord the portion of any award which is attributable to any period of time beyond the Term expiration date. For purpose of this Section 19.4, a temporary taking shall be defined as a taking for a period of two hundred seventy (270) days or less.

        19.5    Waiver of Termination Right.    This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of a taking. Accordingly, the parties waive the provisions of the California Code of Civil Procedure Section 1265.130 and any successor or similar statutes permitting the parties to terminate this Lease as a result of a taking.

        20.    Tenant's Insurance.

        20.1    Types of Insurance.    On or before the earlier of the Commencement Date or the date Tenant commences or causes to be commenced any work of any type in or on the Premises pursuant to this Lease, and continuing during the entire Term, Tenant shall obtain and keep in full force and effect, the following insurance:

  (a)
  Special Form (formerly known as All Risk) insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, malicious mischief plus earthquake and flood coverage upon property of every description and kind owned by Tenant and located in the Premises or Building, or for which Tenant is legally liable or installed by or on behalf of Tenant including, without limitation, furniture, equipment and any other personal property, and any Tenant Changes (but excluding the initial Tenant Improvements previously existing or installed in the Premises), in an amount not less then the full replacement cost thereof.

  (b)
  Commercial general liability insurance coverage on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, owner's protective coverage, contractual liability (including Tenant's indemnification obligations under this Lease, including Section 17 hereof), liquor liability (if Tenant serves alcohol on the Premises), products and completed operations liability, and owned/non-owned auto liability, with an initial combined single limit of liability of not less than Two Million Dollars ($2,000,000.00). The limits of liability of such commercial general liability insurance may be increased every five (5) years during the Term of this Lease in accordance with the levels of insurance then being required by owners of comparable office buildings in the Angel Stadium area of Anaheim, California.

  (c)
  Worker's compensation and employer's liability insurance, in statutory amounts and limits, covering all persons employed in connection with any work done on or about the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises.

  (d)
  Loss of income, extra expense and business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises, Tenant's parking areas or to the Building as a result of such perils.

        20.2    Requirements.    Each policy required to be obtained by Tenant hereunder shall: (a) be issued by insurers which are approved by Landlord and/or Landlord's mortgagees and are authorized to do business in the state in which the Building is located and rated not less than financial class X, and not less than policyholder rating A in the most recent version of Best's Key Rating Guide (provided that, in any event, the same insurance company shall provide the coverages described in Sections 20.1(a) and 20.1(d) above); (b) be in form reasonably satisfactory from time to time to Landlord; (c) name Tenant as named insured thereunder and shall name Landlord and, at Landlord's request, such other persons or entities of which Tenant has been informed in writing, as additional insureds thereunder, all as their respective interests may appear; (d) shall not have a deductible amount exceeding Five Thousand Dollars ($5,000.00), which deductible amount shall be deemed self-insured with full waiver of subrogation; (e) specifically provide that the insurance afforded by such policy for the benefit of Landlord and any other additional insureds shall be primary, and any insurance carried by Landlord or any other additional insureds shall be excess and non-contributing; (f) contain an endorsement that the insurer waives its right to subrogation as described in Section 22 below; (g) require the insurer to notify Landlord (and any other additional insureds) in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation or other termination thereof; (h) contain a cross liability or severability of interest endorsement; and (i) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of the Premises for purposes more hazardous than permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by any mortgagee pursuant to any provision of the mortgage upon the happening of a default thereunder, or (iv) any change in title or ownership of the Premises. Tenant agrees to deliver to Landlord, as soon as practicable after the placing of the required insurance, but in no event later than the date Tenant is required to obtain such insurance as set forth in Section 20.1 above, certificates from the insurance company evidencing the existence of such insurance and Tenant's compliance with the foregoing provisions of this Section 20. Tenant shall cause replacement certificates to be delivered to Landlord not less than thirty (30) days prior to the expiration of any such policy or policies. If any such initial or replacement certificates are not furnished within the time(s) specified herein, Landlord shall notify Tenant and Tenant shall have an additional five (5) business days following receipt of Landlord's notice to deliver the required certificates and if Landlord has not received such certificates by the expiration of such five (5) business day period, Tenant shall be deemed to be in material default under this Lease without the benefit of any additional notice or cure period provided in Section 23.1 below, and Landlord shall have the right, but not the obligation, to procure such policies and certificates at Tenant's expense.

        Notwithstanding anything to the contrary in this Section 20.2, so long as The Willdan Group of Companies, a California corporation, is the Tenant under this Lease, the maximum deductible amount shall be increased from Five Thousand and No/100ths Dollars ($5,000.00) to Twenty Thousand and No/100ths Dollars ($20,000.00).

        20.3    Effect on Insurance.    Tenant shall not knowingly and willfully do or permit to be done anything which will (a) violate or invalidate any insurance policy maintained by Landlord or Tenant hereunder, or (b) increase the costs of any insurance policy maintained by Landlord pursuant to Section 21 or otherwise with respect to the Building or the Project. If Tenant's occupancy or conduct of its business in or on the Premises results in any increase in premiums for any insurance carried by Landlord with respect to the Building or the Project, Tenant shall pay such increase as additional rent within ten (10) days after being billed therefor by Landlord. If any insurance coverage carried by

Landlord pursuant to Section 21 or otherwise with respect to the Building or the Project shall be cancelled or reduced (or cancellation or reduction thereof shall be threatened) by reason of the use or occupancy of the Premises by Tenant or by anyone permitted by Tenant to be upon the Premises, and if Tenant fails to remedy such condition within five (5) days after notice thereof, Tenant shall be deemed to be in default under this Lease, without the benefit of any additional notice or cure period specified in Section 23.1 below, and Landlord shall have all remedies provided in this Lease, at law or in equity, including, without limitation, the right (but not the obligation) to enter upon the Premises and attempt to remedy such condition at Tenant's cost.

        21.    Landlord's Insurance.    During the Term, Landlord shall insure the Project Common Areas, the Building, the Premises and the Tenant Improvements initially installed in the Premises pursuant to Exhibit "C" (excluding, however, Tenant's furniture, equipment and other personal property and any Tenant Changes) against damage by fire and standard extended coverage perils and with vandalism and malicious mischief endorsements, rental loss coverage, at Landlord's option, earthquake damage coverage, and such additional coverage as Landlord deems appropriate. Landlord shall also carry commercial general liability insurance, in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a similar building in the state in which the Building is located. At Landlord's option, all such insurance may be carried under any blanket or umbrella policies which Landlord has in force for other buildings and projects. In addition, at Landlord's option, Landlord may elect to self-insure all or any part of such required insurance coverage. Landlord may, but shall not be obligated to, carry any other form or forms of insurance as Landlord or the mortgagees or ground lessors of Landlord may reasonably determine is advisable. The cost of insurance obtained by Landlord pursuant to this Section 21 (including self-insured amounts and deductibles) shall be included in Insurance Costs, except that any increase in the premium for the property insurance attributable to the replacement cost of the Tenant Improvements in excess of Building standard shall not be included as Insurance Costs, but shall be paid by Tenant concurrently with Tenant's monthly installment of its share of Insurance Costs.

        22.    Waiver of Claims; Waiver of Subrogation.

        22.1    Mutual Waiver of Parties.    Landlord and Tenant hereby waive their rights against each other with respect to any claims or damages or losses, including any deductibles and self-insured amounts which are caused by or result from (a) any occurrence insured against under any insurance policy (other than the commercial general liability insurance) carried by Landlord or Tenant (as the case may be) pursuant to the provisions of this Lease and enforceable at the time of such damage or loss, or (b) any occurrence which would have been covered under any insurance (other than the commercial general liability insurance) required to be obtained and maintained by Landlord or Tenant (as the case may be) under Sections 20 and 21 of this Lease (as applicable) had such insurance been obtained and maintained as required therein or (c) any occurrence which is insurable (except for occurrences covered by commercial general liability insurance), whether or not a party is required to carry such insurance hereunder. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

        22.2    Waiver of Insurers.    Each party shall cause each insurance policy (other than the commercial general liability insurance) required to be obtained by it pursuant to Sections 20 and 21 to provide that the insurer waives all rights of recovery by way of subrogation against either Landlord or Tenant, as the case may be, in connection with any claims, losses and damages covered by such policy. If either party fails to maintain insurance for an insurable loss, such loss shall be deemed to be self-insured with a deemed full waiver of subrogation as set forth in the immediately preceding sentence.

        23.    Tenant's Default and Landlord's Remedies.

        23.1    Tenant's Default.    The occurrence of any one or more of the following events shall constitute a default under this Lease by Tenant:

  (a)
  the failure by Tenant to make any payment of rent or additional rent or any other payment required to be made by Tenant hereunder, when such failure continues for five (5) business days after written notice thereof from Landlord that such payment was not received when due;

  (b)
  the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 23.1(a) or (b) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that, if the nature of Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than one hundred twenty (120) days from the date of such notice from Landlord; and

  (c)
  (i) the making by Tenant or any guarantor hereof of any general assignment for the benefit of creditors, (ii) the filing by or against Tenant or any guarantor hereof of a petition to have Tenant or the guarantor adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against the Tenant or the guarantor, the same is dismissed within sixty (60) days), (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease or of substantially all of the guarantor's assets, where possession is not restored to Tenant or the guarantor within sixty (60) days, or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease or of substantially all of the guarantor's assets where such seizure is not discharged within sixty (60) days.

  (d)
  Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution.

        Any notice sent by Landlord to Tenant pursuant to this Section 23 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure, Section 1161.

        23.2    Landlord's Remedies; Termination.    In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

  (a)
  the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

  (b)
  the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

  (c)
  the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

  (d)
  any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: unamortized Tenant Improvement costs; attorneys' fees; brokers' commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant's personal property, equipment, fixtures, Tenant Changes, Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove.

        As used in Sections 23.2(a) and 23.2(b) above, the "worth at the time of award" is computed by allowing interest at the Interest Rate set forth in Section 1.14 of the Summary. As used in Section 23.2(c) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

        23.3    Landlord's Remedies; Re-Entry Rights.    In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of pursuant to Section 12.4 of this Lease or any other procedures permitted by applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 23.3, and no acceptance of surrender of the Premises or other action on Landlord's part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

        23.4    Landlord's Remedies; Continuation of Lease.    In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the right to continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Premises. The foregoing remedy shall also be available to Landlord pursuant to California Civil Code Section 1951.4 and any successor statute thereof in the event Tenant has abandoned the Premises. In the event Landlord elects to continue this Lease in full force and effect pursuant to this Section 23.4, then Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due. Landlord's election not to terminate this Lease pursuant to this Section 23.4 or pursuant to any other provision of this Lease, at law or in equity, shall not preclude Landlord from subsequently electing to terminate this Lease or pursuing any of its other remedies.

        23.5    Landlord's Right to Perform.    Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement or offset of rent. If Tenant shall fail to pay any sum of money (other than Monthly Basic Rent) or perform any other act on its part to be paid or performed hereunder and such failure shall continue for three (3) days with respect to monetary obligations (or ten (10) days with respect to non-monetary obligations) after Tenant's receipt of written notice thereof from Landlord, Landlord may, without waiving or releasing Tenant from any of Tenant's obligations, make such payment or perform such other act on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within five (5) days after demand therefor as additional rent.

        23.6    Interest.    If any monthly installment of Rent or Project Operating Expenses, or any other amount payable by Tenant hereunder is not received by Landlord by the date when due, it shall bear interest at the Interest Rate set forth in Section 1.14 of the Summary from the date due until paid. All interest, and any late charges imposed pursuant to Section 23.7 below, shall be considered additional rent due from Tenant to Landlord under the terms of this Lease.

        23.7    Late Charges.    Tenant acknowledges that, in addition to interest costs, the late payments by Tenant to Landlord of any Monthly Basic Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage, deed of trust or related loan documents encumbering the Premises, the Building or the Project. Accordingly, if any monthly installment of Monthly Basic Rent or Project Operating Expenses or any other amount payable by Tenant hereunder is not received by Landlord within ten (10) days of the due date thereof, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue amount as a late charge, but in no event more than the maximum late charge allowed by law; provided, however, no late charge shall apply to the first late payment in any calendar year during the Term. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment as hereinabove referred to by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord's money by Tenant, while the payment of late charges is to compensate Landlord for Landlord's processing, administrative and other costs incurred by Landlord as a result of Tenant's delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant's default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

        23.8    Rights and Remedies Cumulative.    All rights, options and remedies of Landlord and Tenant contained in this Section 23 and Section 24 and elsewhere in this Lease (including Section 28 below) shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord and Tenant shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Section 23 shall be deemed to limit or otherwise affect Tenant's indemnification of Landlord pursuant to any provision of this Lease.

        23.9    Tenant's Waiver of Redemption.    Intentionally omitted.

        23.10    Costs Upon Default and Litigation.    Subject to Section 32.4, Tenant shall pay to Landlord and its mortgagees as additional rent all the expenses incurred by Landlord or its mortgagees in connection with any default by Tenant hereunder or the exercise of any remedy by reason of any default by Tenant hereunder, including reasonable attorneys' fees and expenses. If Landlord or its mortgagees shall be made a party to any litigation commenced against Tenant or any litigation pertaining to this Lease or the Premises, at the option of Landlord and/or its mortgagees, Tenant, at its expense, shall provide Landlord and/or its mortgagees with counsel approved by Landlord and/or its mortgagees and shall pay all costs incurred or paid by Landlord and/or its mortgagees in connection with such litigation.

        24.    Landlord's Default.    Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord's failure to perform; provided however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such uncured default by Landlord, Tenant may exercise any of its rights provided at law or in equity; provided, however: (a) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under this Lease, except to the extent offset rights are specifically provided to Tenant in this Lease; (b) Tenant's rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant's rights or remedies, including the limitation on Landlord's liability contained in Section 31 hereof and (c) in no event shall Landlord be liable for consequential damages.

        25.    Subordination.    Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any mortgagee of a mortgage or a beneficiary of a deed of trust now or hereafter encumbering all or any portion of the Building or Site, or any lessor of any ground or master lease now or hereafter affecting all or any portion of the Building or Site, this Lease shall be subject and subordinate at all times to such ground or master leases (and such extensions and modifications thereof), and to the lien of such mortgages and deeds of trust (as well as to any advances made thereunder and to all renewals, replacements, modifications and extensions thereof). Notwithstanding the foregoing, Landlord and any mortgagee and/or ground lessor of Landlord, as applicable, shall have the right to subordinate or cause to be subordinated any or all ground or master leases or the lien of any or all mortgages or deeds of trust to this Lease. In the event that any ground or master lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, at the election of Landlord's successor in interest, Tenant shall attorn to and become the tenant of such successor. Tenant hereby waives its rights under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale. Tenant covenants and agrees to execute and deliver to Landlord within ten (10) days after receipt of written demand by Landlord and in the form reasonably required by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground or master lease or the lien of any such mortgage or deed of trust or Tenant's agreement to attorn. Should Tenant fail to sign and return any such documents within said ten day period, Landlord shall notify Tenant of the expiration of said ten (10) day period and shall provide Tenant an additional five (5) days to deliver the documents. Should Tenant fail to deliver such documents to Landlord within said five (5) day period, Tenant shall be in default hereunder without the benefit of any additional notice or cure periods specified in Section 23.1 above.

        26.    Estoppel Certificate.

        26.1    Tenant's Obligations.    Within ten (10) business days following Landlord's written request, Tenant shall execute and deliver to Landlord an estoppel certificate, in a form substantially similar to the form of Exhibit "F" attached hereto, certifying: (a) the Commencement Date of this Lease; (b) that this Lease is unmodified and in full force and effect (or, if modified, that this Lease is in full force and effect as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) that there are not, to the best of Tenant's knowledge, any defaults under this Lease by either Landlord or Tenant, except as specified in such certificate; and (e) such other matters as are reasonably requested by Landlord. Any such estoppel certificate delivered pursuant to this Section 26.1 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of any portion of the Site, as well as their assignees.

        26.2    Tenant's Failure to Deliver.    Tenant's failure to deliver such estoppel certificate within such time shall be conclusive upon Tenant that: (a) this Lease is in full force and effect without modification, except as may be represented by Landlord; (b) there are no uncured defaults in Landlord's or Tenant's performance (other than Tenant's failure to deliver the estoppel certificate); and (c) not more than one (1) month's rental has been paid in advance. Tenant shall indemnify, defend (with counsel reasonably approved by Landlord in writing) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) attributable to any failure by Tenant to timely deliver any such estoppel certificate to Landlord pursuant to Section 26.1 above.

        27.    Building Planning.    Intentionally Omitted.

        28.    Cure Rights of Landlord's Mortgagees and Lessors.    In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee covering the Premises or ground lessor of Landlord whose address shall have been furnished to Tenant, and shall offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default (including with respect to any such beneficiary or mortgagee, time to obtain possession of the Premises, subject to this Lease and Tenant's rights hereunder, by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure).

        29.    Quiet Enjoyment.    Landlord covenants and agrees with Tenant that, upon Tenant performing all of the covenants and provisions on Tenant's part to be observed and performed under this Lease (including payment of rent hereunder), Tenant shall have the right to use and occupy the Premises in accordance with and subject to the terms and conditions of this Lease as against all persons claiming by, through or under Landlord.

        30.    Transfer of Landlord's Interest.    The term "Landlord" as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee's interest in a ground lease of, the Site. In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only), the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease accruing after the date of such transfer or conveyance upon the transferee's written assumption of Landlord's obligations under this Lease. Landlord and Landlord's transferees and assignees shall have the absolute right to transfer all or any portion of their respective title and interest in the Site, the Building, the Premises and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer shall not be deemed a violation on Landlord's part of any of the terms and conditions of this Lease.

        31.    Limitation on Landlord's Liability.    Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers, members or shareholders of Landlord or Landlord's members or partners, and Tenant shall not seek recourse against the individual partners, directors, officers, members or shareholders of Landlord or against Landlord's members or partners or any other persons or entities having any interest in Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, and Tenant's and its successors' and assigns' sole and exclusive remedy shall be against, Landlord's interest in the Project, including the rents, proceeds and profits derived therefrom and no other assets of Landlord.

        32.    Miscellaneous.

        32.1    Governing Law.    This Lease shall be governed by, and construed pursuant to, the laws of the state in which the Building is located.

        32.2    Successors and Assigns.    Subject to the provisions of Section 30 above, and except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns; provided, however, no rights shall inure to the benefit of any Transferee of Tenant unless the Transfer to such Transferee is made in compliance with the provisions of Section 14, and no options or other rights which are expressly made personal to the original Tenant hereunder or in any rider attached hereto shall be assignable to or exercisable by anyone other than the original Tenant under this Lease.

        32.3    No Merger.    The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (a) terminate all or any existing subleases, or (b) operate as an assignment to Landlord of Tenant's interest under any or all such subleases.

        32.4    Professional Fees.    If either Landlord or Tenant should bring suit against the other with respect to this Lease, including for unlawful detainer or any other relief against the other hereunder, then all costs and expenses incurred by the prevailing party therein (including, without limitation, its actual appraisers', accountants', attorneys' and other professional fees and court costs), shall be paid by the other party.

        32.5    Waiver.    The waiver by either party of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant and condition herein contained, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of any party to insist upon the performance by the other in strict accordance with said terms. No waiver of any default of either party hereunder shall be implied from any acceptance by Landlord or delivery by Tenant (as the case may be) of any rent or other payments due hereunder or any omission by the non-defaulting party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent.

        32.6    Terms and Headings.    The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.

        32.7    Time.    Time is of the essence with respect to performance of every provision of this Lease in which time or performance is a factor. All references in this Lease to "days" shall mean calendar days unless specifically modified herein to be "business" days.

        32.8    Prior Agreements; Amendments.    This Lease (and the Exhibits attached hereto) contain all of the covenants, provisions, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and any other matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to the Premises or any such other matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not expressly incorporated herein.

        32.9    Separability.    The invalidity or unenforceability of any provision of this Lease (except for Tenant's obligation to pay Monthly Basic Rent and Excess Expenses, Excess Real Property Taxes and Assessments, Excess Insurance Costs, and Excess Utilities Costs) shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain valid and in full force and effect to the fullest extent permitted by law.

        32.10    Recording.    Neither Landlord nor Tenant shall record this Lease. In addition, neither party shall record a short form memorandum of this Lease without the prior written consent (and signature on the memorandum) of the other, and provided that prior to recordation Tenant executes and delivers to Landlord, in recordable form, a properly acknowledged quitclaim deed or other instrument extinguishing all of the Tenant's rights and interest in and to the Site, Building and Premises, and designating Landlord as the transferee, which deed or other instrument shall be held by Landlord and may be recorded by Landlord once the Lease terminates or expires (but not prior thereto). If such short form memorandum is recorded in accordance with the foregoing, the party requesting the recording shall pay for all costs of or related to such recording, including, but not limited to, recording charges and documentary transfer taxes.

        32.11    Exhibits.    All Exhibits attached to this Lease are hereby incorporated in this Lease as though set forth at length herein.

        32.12    Accord and Satisfaction.    No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy provided in this Lease. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by any statute or at common law.

        32.13    Financial Statements.    Upon ten (10) days prior written request from Landlord (which Landlord may make at any time during the Term but no more often that two (2) times in any calendar year), Tenant shall deliver to Landlord (a) a current financial statement of Tenant and any guarantor of this Lease, and (b) financial statements of Tenant and such guarantor for the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer, member/manager or general partner of Tenant (if Tenant is a corporation, limited liability company or partnership, respectively). Without Tenant's prior written consent, Landlord will not disclose Tenant's financial statements to any third party other than Landlord's partners, investors, accountants, attorneys, lenders or prospective purchasers of the Building.

        32.14    No Partnership.    Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant by reason of this Lease.

        32.15    Force Majeure.    In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, terrorism, bioterrorism, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability) (herein collectively, "Force Majeure Delays"), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section 32.15 shall not apply to nor operate to excuse Tenant from the payment of Monthly Basic Rent, Project Operating Expenses, additional rent or any other payments strictly in accordance with the terms of this Lease.

        32.16    Counterparts.    This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

        32.17    Nondisclosure of Lease Terms.    Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord's relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or other portion of the Project, or real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease.

        32.18    Non-Discrimination.    Tenant acknowledges and agrees that there shall be no discrimination against, or segregation of, any person, group of persons, or entity on the basis of race, color, creed, religion, age, sex, marital status, national origin, or ancestry in the leasing, subleasing, transferring, assignment, occupancy, tenure, use, or enjoyment of the Premises, or any portion thereof.

        32.19    Reasonableness.    Regardless of any reference to the words "sole" or "absolute" (but except for matters which (a) would have an adverse effect on the structural integrity of the Building (b) could have an adverse effect on the Building systems, or (c) could have an effect on the exterior appearance of the Building, whereupon in each such case Landlord's duty is to act in good faith and in compliance with the Lease), any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld, conditioned or delayed. Whenever the Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations (other than decisions to exercise expansion, contraction, cancellation, termination or renewal options), Landlord and Tenant shall act reasonably and in good faith and take no action which might result in the frustration of the reasonable expectations of a sophisticated tenant or landlord concerning the benefits to be enjoyed under the Lease.

        33.    Lease Execution.

        33.1    Authority.    If Tenant executes this Lease as a partnership, corporation or limited liability company, then Tenant and the persons and/or entities executing this Lease on behalf of Tenant represent and warrant that: (a) Tenant is a duly organized and existing partnership, corporation or limited liability company, as the case may be, and is qualified to do business in the state in which the Building is located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on Tenant's behalf in accordance with the Tenant's partnership agreement (if Tenant is a partnership), or a duly adopted resolution of Tenant's board of directors and the Tenant's by-laws (if Tenant is a corporation) or with Tenant's operating agreement (if Tenant is a limited liability company); and (c) this Lease is binding upon Tenant in accordance with its terms. Concurrently with Tenant's execution and delivery of this Lease to Landlord and/or at any time during the Term within ten (10) days of Landlord's request, Tenant shall provide to Landlord a copy of any documents reasonably requested by Landlord evidencing such qualification, organization, existence and authorization.

        If Landlord executes this Lease as a partnership, corporation or limited liability company, then Landlord and the persons and/or entities executing this Lease on behalf of Landlord represent and warrant that: (a) Landlord is a duly organized and existing partnership, corporation or limited liability company, as the case may be, and is qualified to do business in the state in which the Building is located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on Landlord's behalf in accordance with the Landlord's partnership agreement (if Landlord is a partnership), or a duly adopted resolution of Landlord's board of directors and Landlord's by-laws (if Landlord is a corporation) or with Landlord's operating agreement (if Landlord is a limited liability company); and (c) this Lease is binding upon Landlord in accordance with its terms. Concurrently with Landlord's execution and delivery of this Lease to Tenant and/or at any time during the Term within ten (10) days of Tenant's request, Landlord shall provide to Tenant a copy of any documents reasonably requested by Tenant evidencing such qualification, organization, existence and authorization.

        33.2    Joint and Several Liability.    If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

        33.3    Guaranty.    Intentionally omitted.

        33.4    No Option.    The submission of this Lease for examination or execution by Tenant does not constitute a reservation of or option for the Premises and this Lease shall not become effective as a Lease until it has been executed by Landlord and delivered to Tenant.

        34.    Waiver of Jury Trial.    EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

        35.    Moving Allowance.    Provided Tenant is not in default under this Lease, Tenant shall be entitled to receive from Landlord and Landlord shall pay to Tenant an allowance of $6.50 per rentable square foot, i.e., One Hundred Seventeen Thousand Eight Hundred Eighty Four and No/100ths Dollars ($117,884.00) for Suite 300 based upon 18,136 rentable square feet in Suite 300 and Eighty Four Thousand Five Hundred and No/100ths Dollars ($84,500.00) for Suite 450 based upon 13,000 rentable square feet in Suite 450 (the "Moving Allowance"). Tenant shall be entitled to use the Moving Allowance for reimbursement of Tenant's actual out-of-pocket relocation and moving costs, including, without limitation, moving expenses, sign creation and installation, and telecommunications cabling and equipment installation ("Moving Costs"), and Landlord shall pay the lesser of the actual Moving Costs for Suite 300 or Suite 450 as the case may be, or the applicable portion of the Moving Allowance for Suite 300 or Suite 450 as the case may be, to Tenant within thirty (30) days after the Suite 300 Commencement Date or the Suite 450 Commencement Date, as the case may be, provided Landlord has received copies of contracts, invoices, paid receipts and other evidence reasonably satisfactory to Landlord of the Moving Costs incurred by Tenant. To the extent any portion of the Moving Allowance remains unused following Landlord's payment of Moving Costs, Landlord shall apply the unused portion of the Moving Allowance against the next installments of rent payable by Tenant under this Lease.

        36.    Notice of Sale of Building.    Should Landlord elect to sell the Building, Landlord shall endeavor to notify Tenant of Landlord's intent to sell the Building ("Sale Notice"). In no event shall Tenant have any claim or recourse against Landlord if the Building is sold without Landlord having delivered a Sale Notice to Tenant, and in no event shall this Section 36 be construed in any manner whatsoever to convey to Tenant any purchase option, right of offer, right of refusal or any other rights concerning the marketing or sale of the Building. Tenant expressly acknowledges that the sale and marketing of the Building, if any, shall be to such persons and/or entities and upon such terms and conditions as Landlord in its sole and absolute discretion deems acceptable.

NO FURTHER TEXT ON THIS PAGE

        IN WITNESS WHEREOF, the parties have executed this Lease.

TENANT:			LANDLORD:
THE WILLDAN GROUP OF COMPANIES, a California corporation			SPECTRUM WAPLES STREET, LLC, a California limited liability company
*By:	/s/ DAN W. HEIL		By:	/s/ PHIL A. BELLING
	Print Name:	Dan W. Heil		Print Name:	Phil A. Belling
	Print Title:	Chairman/President		Print Title:	Authorized Signatory
*By:	/s/ ROY L. GILL
SPECTRUM LAMBERT PLAZA, LLC, a California limited liability company
	Print Name:	Roy L. Gill
	Print Title:	Secretary
Date:	October 18, 2004		By:	/s/ PHIL A. BELLING
				Print Name:	Phil A. Belling
				Print Title:	Authorized Signatory
			Date:	October 21, 2004

*NOTE:

If Tenant is a California corporation, then one of the following alternative requirements must be satisfied:

        (A)  This Lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must sign twice; once as one officer and again as the other officer.

        (B)  If there is only one (1) individual signing in two (2) capacities, or if the two (2) signatories do not satisfy the requirements of (a) above, then Tenant shall deliver to Landlord a certified copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Lease.

EXHIBIT "A"
SITE PLAN

[MAP]

Exhibit A-1

EXHIBIT B
FLOOR PLAN

Exhibit B-1

EXHIBIT C
WORK LETTER AGREEMENT
(Turnkey)

        1.    TENANT IMPROVEMENTS.    Landlord, using Building standard materials and specifications, shall construct and, except as provided below to the contrary, pay for the entire cost of constructing the tenant improvements ("Tenant Improvements") for Suite 300 and Suite 450 described by the plans and specifications identified in Schedule "1" attached hereto (the "Plans"). Tenant may request changes to the Plans provided that (a) the changes shall not be of a lesser quality than Landlord's standard specifications for tenant improvements for the Building, as the same may be changed from time to time by Landlord (the "Standards"); (b) the changes conform to applicable governmental regulations and necessary governmental permits and approvals can be secured; (c) the changes do not require building service beyond the levels normally provided to other tenants in the Building; (d) the changes do not have any adverse affect on the structural integrity or systems of the Building; (e) the changes will not, in Landlord's opinion, unreasonably delay construction of the Tenant Improvements; and (f) Landlord has determined in its sole discretion that the changes are of a nature and quality consistent with the overall objectives of Landlord for the Building. If Landlord approves a change requested by Tenant, then, as a condition to the effectiveness of Landlord's approval, Tenant shall pay to Landlord upon demand by Landlord the increased cost attributable to such change, as reasonably determined by Landlord. To the extent any such change results in a delay of completion of construction of the Tenant Improvements, then such delay shall constitute a delay caused by Tenant as described below.

        2.    CONSTRUCTION OF TENANT IMPROVEMENTS.    Upon Tenant's payment to Landlord of the total amount of the cost of any changes to the Plans, if any, Landlord's contractor shall commence and diligently proceed with the construction of the Tenant Improvements, subject to Tenant Delays (as described in Section 4 below) and Force Majeure Delays (as described in Section 5 below). Promptly upon the commencement of the Tenant Improvements, Landlord shall furnish Tenant with a construction schedule letter setting forth the projected completion dates therefor and showing the deadlines for any actions required to be taken by Tenant during such construction, and Landlord may from time to time during construction of the Tenant Improvements modify such schedule.

3.     SUBSTANTIAL COMPLETION; DELIVERY OF POSSESSION.

        (a)    Substantial Completion; Punch-List.    The Tenant Improvements for Suite 300 and Suite 450 shall be deemed to be "substantially completed" when Landlord: (a) is able to provide Tenant reasonable access to Suite 300 or Suite 450, as the case may be, (b) has substantially completed the Tenant Improvements for Suite 300 or Suite 450, as the case may be, in accordance with the Plans, other than decoration and minor "punch-list" type items and adjustments which do not materially interfere with Tenant's access to or use of the Suite 300 or Suite 450, as the case may be; and (c) has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of Suite 300 or Suite 450, as the case may be. Within ten (10) days after such substantial completion, Tenant shall conduct a walk-through inspection of Suite 300 or Suite 450, as the case may be, with Landlord and provide to Landlord a written punch-list specifying those decoration and other punch-list items which require completion, which items Landlord shall thereafter diligently complete; provided, however, that Tenant shall be responsible, at Tenant's sole cost and expense, for the remediation of any items on the punch-list caused by Tenant's acts or omissions.

        (b)    Delivery of Possession.    Landlord agrees to deliver possession of Suite 300 and Suite 450 to Tenant when the Tenant Improvements for the applicable portion of the Premises have been substantially completed in accordance with Section (a) above and in accordance with the space plans approved by both Landlord and Tenant. Subject to any Tenant Delays and Force Majeure Delays, Landlord shall use its commercially reasonable efforts to cause Suite 300 and Suite 410 to be substantially completed by February 15, 2005 and Suite 450 to be substantially completed by August 15,

Exhibit C-1

2005. Tenant agrees that if Landlord is unable to deliver possession of Suite 300 and Suite 410 to Tenant by February 15, 2005 or Suite 450 to Tenant by August 15, 2005, the Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. However, if Landlord is delayed in delivering possession of Suite 300 and Suite 410 to Tenant beyond February 15, 2005 or Suite 450 to Tenant beyond August 15, 2005, for reasons other than Tenant Delays or Force Majeure Delays, Tenant shall receive one day of rent abatement for each day beyond February 15, 2005 or August 15, 2005, as applicable (each a "Delivery Deadline"), that Suite 300 and Suite 410 or Suite 450 is not delivered to Tenant with the Tenant Improvements substantially completed. In no event shall Tenant be entitled to receive such rent abatement if Landlord's inability to meet a Delivery Deadline is the result of any Tenant Delays or Force Majeure Delays. Furthermore, If Landlord is delayed in delivering possession of Suite 300 and Suite 410 or Suite 450 to Tenant beyond the applicable Delivery Deadline due to Landlord's gross negligence or willful misconduct or due to any Force Majeure Delay(s), then, as Tenant's sole remedy, the Suite 300 and Suite 410 Commencement Date or the Suite 450 Commencement Date, as the case may be, and the expiration date of the Term shall be extended one (1) day for each day beyond the Suite 300 and Suite 410 Commencement Date or the Suite 420 Commencement Date, as the case may be, that Landlord is delayed in delivering possession of Suite 300 and Suite 410 or Suite 450 to Tenant. In no event shall any Term dates be extended if Landlord's inability to meet a Delivery Deadline is the result of any Tenant Delays.

        4.    TENANT DELAYS.    For purposes of this Work Letter Agreement, "Tenant Delays" shall mean any delay in the completion of the Tenant Improvements resulting from any or all of the following: (a) Tenant's failure to timely perform any of its obligations pursuant to this Work Letter Agreement, including any failure to complete, on or before the due date therefor, any action item which is Tenant's responsibility pursuant to the Work Schedule or any schedule delivered by Landlord to Tenant pursuant to this Work Letter Agreement; (b) Tenant's changes to the Plans; (c) Tenant's request for materials, finishes, or installations which are not readily available or which are incompatible with the Standards; (d) any delay of Tenant in making payment to Landlord for Tenant's share of any costs in excess of the cost of the Tenant Improvements as described in the Plans; or (e) any other act or failure to act by Tenant, Tenant's employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant.

        5.    FORCE MAJEURE DELAYS.    For purposes of this Work Letter, "Force Majeure Delays" shall mean any actual delay beyond the reasonable control of Landlord in the construction of the Tenant Improvements, which is not a Tenant Delay and which is caused by many of the causes described in Section 32.15 of the Lease.

        6.    LANDLORD'S WORK.    In addition to the Tenant Improvements, Landlord, at its sole cost and expense, shall complete the following improvements to the Project prior to the Suite 300 Commencement Date:

  (a)
  Wash and if necessary, "de-mineralize" Building exterior glass;

  (b)
  Remove paint stain in north parking lot;

  (c)
  Replace two (2) damaged spandral panels;

  (d)
  Repaint trash enclosure;

  (e)
  Replace mutually agreed upon exterior shrubbery plantings at the Building;

  (f)
  Renovate sprinkler system to properly irrigate landscaped areas at the Building entrance; and

  (g)
  Using mutually agreed upon Building standard materials and specifications, Landlord shall refurbish the third (3rd) floor elevator lobby, restrooms and corridors and shall refurbish the restrooms on the fourth (4th) floor.

Exhibit C-2

        7.    ABOVE STANDARD IMPROVEMENTS.    Schedule 1 attached hereto includes a list of optional above standard improvements ("Above Standard Improvements"), which, if selected by Tenant, shall be paid for by Tenant at its sole cost and expense. Tenant shall select the Above Standard Improvements, if any, prior to the commencement of construction by Landlord. The estimated costs of such Above Standard Improvements selected by Tenant, shall be due and payable by Tenant upon receipt of an invoice therefore from Landlord, prior to and as a condition of Landlord's commencement of the Tenant Improvements. Tenant's failure to pay the cost of any Above Standard Improvements to Landlord within ten (10) business days after receipt of an invoice therefor, shall be deemed a Tenant Delay. To the extent the actual cost of completing the Above Standard Improvements exceeds the estimated amount paid in advance by Tenant, Tenant shall pay the deficiency to Landlord within ten (10) business days after receipt of an invoice therefor.

Exhibit C-3

SCHEDULE "1" to EXHIBIT "C"
PLANS AND SPECIFICATIONS

        The construction documents to be prepared based upon the space plan shown below dated April 24, 2004 and revised September 30, 2004 which was prepared by Robert Borders & Associates.

Schedule 1 to Exhibit C

EXHIBIT "D"
NOTICE OF LEASE TERM DATES

To:
Date:

Re:	Office Lease dated

	Between	("Landlord"),

	and	("Tenant"),

	Concerning	("Premises").

Gentlemen:

        In accordance with the above-referenced Lease, we wish to advise and/or confirm as follows:

        Tenant has accepted the Premises, as being substantially complete in accordance with the Lease, and that there is no deficiency in construction.

        That Tenant has accepted and is in possession of the Premises and acknowledges the following:

  •
  Term of the Lease:

  •
  Commencement Date:

  •
  Expiration Date:

  •
  Rentable Square Feet:

  •
  Tenant's Percentage:

        That in accordance with the Lease, rental payments commenced on                        and rent is payable in accordance with the following schedule:

Months	Monthly Basic Rent	Monthly Basic Rent Per Square Foot

        If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a pro rata adjustment and the term of this Lease and rental adjustments will be measured from the first day of the month following the month in which the Commencement Date occurs. Each billing thereafter shall be for the full amount of the monthly installment as provided for in the Lease.

        Rent is due and payable in advance on the first day of each and every month during the Term of the Lease.

Your rent checks should be made payable to:

AGREED AND ACCEPTED:

TENANT:	LANDLORD:
By:	By:

Print Name:		Print Name:

Print Title:		Authorized Signatory

Exhibit D-1

EXHIBIT "E"
RULES AND REGULATIONS

        1.     No sign, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant's expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved by Landlord, using materials and in a style and format approved by Landlord.

        2.     Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, other than Building standard materials, without the prior written consent of Landlord.

        3.     Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators, escalators or stairways of the Building. The halls, passages, exits, entrances, elevators, escalators and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants; provided, that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant and no employee, invitee, agent, licensee or contractor of Tenant shall go upon or be entitled to use any portion of the roof of the Building.

        4.     The directory of the Building will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom. Tenant shall be entitled to a maximum of eight (8) lines on the Building lobby directory to identify Tenant and any subtenant pursuant to a Permitted Transfer.

        5.     All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord or Landlord's janitorial contractors in accordance with the provisions of Section 18.1(d) of the Lease. No person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to Tenant for loss of property on the Premises, however occurring, or for any damage to Tenant's property by the janitors or any other employee or any other person.

        6.     Landlord will furnish Tenant, free of charge, with two keys to each door lock in the Premises. Landlord may impose a reasonable charge for any additional keys. Tenant may not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door or window of its Premises. Tenant, upon termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to, or otherwise procured by Tenant, and, in the event of loss of any keys, shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

        7.     Electric wires, telephones, telegraphs, burglar alarms or other similar apparatus shall not be installed in the Premises except with the approval and under the direction of Landlord. The location of telephones, call boxes and any other equipment affixed to the Premises shall be subject to the approval of Landlord. Any installation of telephones, telegraphs, electric wires or other electric apparatus made without permission shall be removed by Tenant at Tenant's own expense. No machines other than

Exhibit E-1

standard office machines, such as typewriters and calculators, photo copiers, personal computers and word processors, and vending machines permitted by the Lease, shall be used in the Premises without the approval of Landlord.

        8.     No furniture, freight, or equipment of any kind shall be brought into the Building without prior notice to Landlord and all moving of the same into or out of the Building shall be done at such time and in such manner as Landlord shall designate. No furniture, equipment or merchandise shall be received in the Building or carried up or down in the elevator, except between such hours as shall be designated by Landlord. Deliveries during normal office hours shall be limited to normal office supplies and other small items. No deliveries shall be made which impede or interfere with other tenants or the operation of the Building.

        9.     Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects, if such objects are considered necessary by Tenant, as determined by Landlord, shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

        10.   Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals.

        11.   Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord, or as is contemplated within Exhibit C herein.

        12.   Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building's heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall not adjust controls other than room thermostats installed for Tenant's use. Tenant shall keep corridor doors closed and shall close window coverings at the end of each business day.

        13.   Landlord reserves the right from time to time, in Landlord's sole and absolute discretion, exercisable without prior notice and without liability to Tenant, to: (a) name or change the name of the Building, Site or Project; (b) change the address of the Building or Project, and/or (c) install, replace or change any signs in, on or about the Common Areas, the Building or Site (except for Tenant's signs, if any, which are expressly permitted by the Lease).

        14.   Landlord reserves the right to exclude from the Building between the hours of 6:00 p.m. and 7:00 a.m., or such other hours as may be established from time to time by Landlord, and on legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons.

Exhibit E-2

Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

        15.   Tenant shall close and lock all doors of its Premises and entirely shut off all water faucets or other water apparatus, and, except with regard to Tenant's computers and other equipment which reasonably require electricity on a 24-hour basis, all electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

        16.   The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substances of any kind whatsoever shall be thrown therein.

        17.   Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets, or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Project. Tenant shall not use the Premises for any business or activity other than that specifically provided for in the Lease.

        18.   Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

        19.   Except for normal and customary office decorations, and except as otherwise expressly permitted in the Lease, Tenant shall not mark, drive nails, screw or drill into the partitions, window mullions, woodwork or plaster, or in any way deface the Premises or any part thereof, except to install normal wall hangings. Tenant shall repair any damage resulting from noncompliance under this rule.

        20.   Tenant shall not install, maintain or operate upon the Premises any vending machines without the prior written consent of Landlord, which shall not be unreasonably withheld.

        21.   Canvassing, soliciting and distribution of handbills or any other written material, and peddling in and around the Project or the Building are expressly prohibited, and each tenant shall cooperate to prevent same.

        22.   Landlord reserves the right to exclude or expel from the Project and/or the Building any person who, in Landlord's judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Project or Building.

        23.   Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions reasonably issued from time to time by Landlord.

        24.   The Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind. No cooking shall be done or permitted by Tenant on the Premises, except that use by Tenant of Underwriters' Laboratory-approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted and the use of a microwave shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

        25.   Tenant shall not use in any space, or in the public halls of the Building, any hand trucks except those equipped with rubber tires and side guards, or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

        26.   Tenant shall not use the name of the Project or Building in connection with, or in promoting or advertising, the business of Tenant, except for Tenant's address.

Exhibit E-3

        27.   Tenant agrees that it shall comply with all fire and security regulations that may be issued from time to time by Landlord, and Tenant also shall provide Landlord with the name of a designated responsible employee to represent Tenant in all matters pertaining to such fire or security regulations. Tenant shall cooperate fully with Landlord in all matters concerning fire and other emergency procedures.

        28.   Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage. Such responsibility shall include keeping doors locked and other means of entry to the Premises closed.

        29.   Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other such tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any and all of the tenants in the Building.

        30.   These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Project or Building.

        31.   Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety, security, care and cleanliness of the Project and/or Building and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

        32.   Tenant shall be responsible for the observance of all of the foregoing rules by Tenant's employees, agents, clients, customers, invitees or guests.

        33.   Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except by a paste, or other material which may easily be removed with water, the use of cement or other similar adhesive materials being expressly prohibited. The method of affixing any such linoleum, tile, carpet or other similar floor covering shall be subject to the approval of Landlord. The expense of repairing any damage resulting from a violation of this rule shall be borne by Tenant.

        34.   Tenant shall not without Landlord's consent, which may be given or withheld in Landlord's sole and absolute discretion, receive, store, discharge, or transport firearms, ammunition, or weapons or explosives of any kind or nature at, on or from the Premises, the Building or the Project.

PARKING RULES AND REGULATIONS

        In addition to the parking provisions contained in the Lease to which this Exhibit "E" is attached, the following rules and regulations shall apply with respect to the use of the Building's parking facilities.

        1.     Every parker is required to park and lock his/her own vehicle. All responsibility for damage to or loss of vehicles is assumed by the parker and Landlord shall not be responsible for any such damage or loss by water, fire, defective brakes, the act or omissions of others, theft, or for any other cause.

        2.     Tenant shall not park or permit its employees to park in any parking areas designated by Landlord as areas for parking by visitors to the Project. Except for two (2) company vehicles, the license plate numbers for which are provided to Landlord (the "Company Vehicles"), Tenant shall not leave vehicles in the parking areas overnight nor park any vehicles in the parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four wheeled trucks.

        3.     Parking stickers or any other device or form of identification supplied by Landlord as a condition of use of the parking facilities shall remain the property of Landlord. Such parking

Exhibit E-4

identification device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable and any device in the possession of an unauthorized holder will be void.

        4.     Except for the Company Vehicles, no overnight or extended term storage of vehicles shall be permitted.

        5.     Vehicles must be parked entirely within painted stall lines of a single parking stall.

        6.     All directional signs and arrows must be observed.

        7.     The speed limit within all parking areas shall be five (5) miles per hour.

        8.     Parking is prohibited: (a) in areas not striped for parking; (b) in aisles; (c) where "no parking" signs are posted; (d) on ramps; (e) in cross-hatched areas; and (f) in reserved spaces and in such other areas as may be designated by Landlord or Landlord's parking operator.

        9.     Loss or theft of parking identification devices must be reported to the Management Office immediately, and a lost or stolen report must be filed by the Tenant or user of such parking identification device at the time. Landlord has the right to exclude any vehicle from the parking facilities that does not have an identification device.

        10.   Any parking identification devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution.

        11.   Washing, waxing, cleaning or servicing of any vehicle in any area not specifically reserved for such purpose is prohibited.

        12.   The parking operators, managers or attendants are not authorized to make or allow any exceptions to these rules and regulations.

        13.   Tenant agrees to sign a parking agreement with Landlord or Landlord's parking operator within five (5) days of request, which agreement shall be consistent with the Lease and these rules and regulations.

        14.   Landlord reserves the right to refuse the sale or use of monthly stickers or other parking identification devices to any tenant or person who willfully refuse to comply with these rules and regulations and all city, state or federal ordinances, laws or agreements.

        15.   Landlord reserves the right to establish and to modify and/or adopt such other reasonable and non-discriminatory rules and regulations for the parking facilities as it deems necessary for the operation of the parking facilities. Landlord may refuse to permit any person who violates these rules to park in the parking facilities, and any violation of the rules shall subject the vehicle to removal, at such vehicle owner's expense.

[END OF EXHIBIT]

Exhibit E-5

EXHIBIT "F"
SAMPLE FORM OF TENANT ESTOPPEL CERTIFICATE

        The undersigned ("Tenant") hereby certifies to SPECTRUM WAPLES STREET, LLC, a California limited liability company, and SPECTRUM LAMBERT PLAZA, LLC, a California limited liability company, as tenants-in-common (collectively, "Landlord"), and                        , as follows:

        16.   Attached hereto is a true, correct and complete copy of that certain Office Lease dated                        ,     between Landlord and Tenant (the "Lease"), which demises Premises which are located at                        . The Lease is now in full force and effect and has not been amended, modified or supplemented, except as set forth in Section 6 below.

        17.   The term of the Lease commenced on                        ,    .

        18.   The term of the Lease is currently scheduled to expire on                        ,    .

        19.   Tenant has no option to renew or extend the Term of the Lease except:                                                 .

        20.   Tenant has no preferential right to purchase the Premises or any portion of the Building or Site upon which the Premises are located, and Tenant has no rights or options to expand into other space in the Building except:                        .

        21.   The Lease has: (Initial One)

          (    )     not been amended, modified, supplemented, extended, renewed or assigned.

          (    )     been amended, modified, supplemented, extended, renewed or assigned by the following described agreements, copies of which are attached hereto:                                                  .

        22.   Tenant has accepted and is now in possession of the Premises and has not sublet, assigned or encumbered the Lease, the Premises or any portion thereof except as follows:

        23.   The current Monthly Basic Rent is $                        ; and current monthly parking charges are $                        .

        24.   Tenant's Percentage is                        %, and Tenant's Percentage of Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs currently payable by Tenant is $                        per month, which amount is Landlord's current estimate of Tenant's Percentage of Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs in excess of:

  (Complete One) $                        per year (expense stop), or

  the Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs incurred in calendar year                        .

        25.   The amount of security deposit (if any) is $                        . No other security deposits have been made.

        26.   All rental payments payable by Tenant have been paid in full as of the date hereof. No rent under the Lease has been paid for more than thirty (30) days in advance of its due date.

        27.   All work required to be performed by Landlord under the Lease has been completed and has been accepted by Tenant, and all tenant improvement allowances have been paid in full.

        28.   To the best of Tenant's knowledge, as of the date hereof, there are no defaults on the part of Landlord or Tenant under the Lease.

Exhibit F-1

        29.   Tenant has no defense as to its obligations under the Lease and claims no set-off or counterclaim against Landlord.

        30.   Tenant has no right to any concession (rental or otherwise) or similar compensation in connection with renting the space it occupies, except as expressly provided in the Lease.

        31.   All insurance required of Tenant under the Lease has been provided by Tenant and all premiums have been paid.

        32.   There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought pursuant to such bankruptcy laws with respect to Tenant.

        33.   Tenant pays rent due Landlord under the Lease to Landlord and does not have any knowledge of any other person who has any right to such rents by collateral assignment or otherwise.

        The foregoing certification is made with the knowledge that is about to [fund a loan to Landlord or purchase the Building from Landlord], and that is relying upon the representations herein made in [funding such loan or purchasing the Building].

Dated:            ,            .

"TENANT" ,

a

By:

Print Name:

Its:

Exhibit F-2

EXHIBIT "G"
LOCATION OF TENANT'S COVERED RESERVED PARKING SPACES

Exhibit G-1

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OFFICE LEASE LANDLORD: SPECTRUM WAPLES STREET, LLC, a California limited liability company and SPECTRUM LAMBERT PLAZA, LLC, a California limited liability company, as tenants-in-common TENANT: THE WILLDAN GROUP OF COMPANIES, a California corporation